CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [***]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

April 27, 2012

among

WATSCO, INC.,

as Company

WATSCO CANADA, INC.,

as a Canadian Borrower

The Canadian Subsidiary Borrowers From Time to Time Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent and Collateral Agent

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION

as Documentation Agent

J.P. MORGAN SECURITIES LLC,

MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers

i

Table of Contents

(continued)

Table of Contents

(continued)

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 2.02 – Mandatory Cost

Schedule 2.06 – Existing Letters of Credit

Schedule 3.18 – Principal Places of Business and Subsidiaries

Schedule 6.01 – Outstanding Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B-1 – Form of Opinion of Loan Parties’ U.S. Counsel

Exhibit B-2 – Form of Opinion of Loan Parties’ Canadian Counsel

Exhibit C – Form of Increasing Lender Supplement

Exhibit D – Form of Augmenting Lender Supplement

Exhibit E – List of Closing Documents

Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit G – Form of Covenant Compliance Certificate

Exhibit H-1 – Form of U.S. Borrowing Base Certificate

Exhibit H-2 – Form of Canadian Borrowing Base Certificate

Exhibit G-1 – Form of Canadian Borrowing Subsidiary Agreement

Exhibit G-2 – Form of Canadian Borrowing Subsidiary Termination

CREDIT AGREEMENT (this “Agreement”) dated as of April 27, 2012 among WATSCO, INC., WATSCO CANADA, INC., and the CANADIAN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” has the meaning set forth in Article 9 of the UCC (in the case of any U.S. Loan Party) or the PPSA (in the case of any Canadian Loan Party).

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means the purchase or other acquisition of a controlling equity interest in another Person (including the purchase of an option, warrant, convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversions of securities into, such equity interest, or the purchase or other acquisition (in one transaction or a series of transactions) of any assets of any such other Person that constitute a business unit.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Deemed Dividend Problem.

“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $500,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Canadian Dollars and (v) any other currency that is (x) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) available in the London interbank deposit market and (z) agreed to by the Administrative Agent and each of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Payment Office” means, (a) in the case of a Canadian Revolving Borrowing, the Canadian Payment Office and (b) in the case of a Eurocurrency Borrowing, the applicable Eurocurrency Payment Office.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Voting Stock in an Affected Foreign Subsidiary or a Domestic Foreign Holdco Subsidiary.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any BA Equivalent Revolving Loan, any ABR Revolving Loan or any Canadian Base Rate Revolving Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency/BA Equivalent Spread”, “ABR/Canadian Base Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Total Leverage Ratio applicable on such date:

	Total Leverage Ratio:	Eurocurrency / BA Equivalent Spread	ABR / Canadian Base Rate Spread	Commitment Fee Rate
Category 1:	< 0.50 to 1.00	1.000%	0%	0.125%

Category 2:	≥ 0.50 to 1.00 but < 1.00 to 1.00	1.125%	0.125%	0.150%

Category 3:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.375%	0.375%	0.175%

Category 4:	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.625%	0.625%	0.200%

Category 5:	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.875%	0.875%	0.225%

Category 6:	≥ 2.50 to 1.00 but < 3.00 to 1.00	2.125%	1.125%	0.250%

Category 7:	≥ 3.00 to 1.00 but ≤ 3.50 to 1.00	2.375%	1.375%	0.275%

Category 8:	> 3.50 to 1.00	2.750%	1.750%	0.400%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 8 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first full fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 3, 4, 5, 6, 7 or 8 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“BA Equivalent”, when used in reference to any Loan or Borrowing, means that such Loan bears, or the Loans comprising such Borrowing bear, interest at a rate determined by reference to the BA Rate.

“BA Rate” means, with respect to any Interest Period for any BA Equivalent Revolving Loan (a) in the case of any Lender named in Schedule I of the Bank Act (Canada), the rate per annum determined by the Administrative Agent by reference to the average annual rate applicable to Canadian Dollar bankers’ acceptances having a term comparable to such Interest Period quoted on the Reuters Screen “CDOR Page” (or such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) at 10:00 a.m. on the date of the commencement of such Interest Period (the “CDOR Rate”) and (b) in the case of any other Lender, the sum of (A) the CDOR Rate plus (B) 0.10%. If such rates do not appear on the Reuters Screen at such time, the CDOR Rate shall be the rate of interest determined by the Administrative Agent that is equal to the average (rounded upwards to the nearest 1/100 of 1%) quoted by the banks listed in Schedule I of the Bank Act (Canada) that are also Lenders in respect of Canadian Dollar bankers’ acceptances with a term comparable to such Interest Period.

“Banking Services” means each and any of the following bank services provided to the Company or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Restricted Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” means the Company and the Canadian Borrowers.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date to the same Borrower and, in the case of Eurocurrency Loans or BA Equivalent Loan, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” means, at any time, an amount equal to the sum of the U.S. Borrowing Base at such time plus the Canadian Borrowing Base at such time.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and (x) if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro and (y) when used in connection with any Canadian Revolving Loan, shall also exclude any day on which banks are required or authorized by law to close in Toronto, Canada).

“Canadian Base Rate”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Benefit Plan” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which the Company or any Restricted Subsidiary has any liability with respect to any employee or former employee in Canada, but excluding any Canadian Pension Plans.

“Canadian Borrowers” means Watsco Canada and the Canadian Subsidiary Borrowers.

“Canadian Borrower LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Canadian Borrower Sublimit” means $200,000,000.

“Canadian Borrower Utilization” means, at any time, the excess, if any, of (a) the aggregate Canadian Revolving Credit Exposures of all Lenders over (b) the Canadian Borrowing Base.

“Canadian Borrowing Base” means, at any time, an amount equal to (a) 70% of the Eligible Canadian Accounts at such time, plus (b) 50% of the Eligible Canadian Inventory, valued at the lower of cost or market value, determined on a basis consistent with the Canadian Loan Parties’ historical accounting practices, at such time, minus (c) the aggregate amount of all Canadian Priority Payables of the Canadian Loan Parties.

“Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of Watsco Canada, in substantially the form of Exhibit H-2 or another form which is acceptable to the Collateral Agent in its Permitted Discretion.

“Canadian Borrowing Subsidiary Agreement” means a Canadian Borrowing Subsidiary Agreement substantially in the form of Exhibit G-1.

“Canadian Borrowing Subsidiary Termination” means a Canadian Borrowing Subsidiary Termination substantially in the form of Exhibit G-2.

“Canadian Collateral Documents” the Canadian Security Agreement, all Mortgages in respect of real property located in Canada, the Pledge Agreements in respect of any Pledge Subsidiary organized under the laws of Canada or any province or territory thereof and all other agreements, instruments and documents executed by any Canadian Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations referred to therein, whether heretofore, now, or hereafter executed by any Canadian Loan Party and delivered to the Collateral Agent.

“Canadian Dollar Amount” of U.S. Dollars at any date shall mean the equivalent in Canadian Dollars of U.S. Dollars, calculated on the basis of the Exchange Rate for Canadian Dollars, on or as of the most recent Computation Date provided for in Section 2.04.

“Canadian Dollars” or “Cdn.$” means the lawful currency of Canada.

“Canadian LC Exposure” means, collectively, the sum of (a) the aggregate undrawn amount (in Canadian Dollars) of all outstanding Canadian Letters of Credit at such time plus (b) the aggregate amount (in Canadian Dollars) of all LC Disbursements that have not yet been reimbursed by or on behalf of the Canadian Borrowers at such time. The Canadian LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Canadian LC Exposure at such time.

“Canadian Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Canadian Loan Parties” means, collectively, the Canadian Borrowers and the Canadian Subsidiary Guarantors, if any.

“Canadian Payment Office” of the Administrative Agent means the office, branch, affiliate or correspondent bank of the Administrative Agent for Canadian Dollars as specified from time to time by the Administrative Agent to the Borrowers and each Lender.

“Canadian Pension Plan” means any registered plan, program or arrangement that is a registered pension plan for the purposes of any applicable Canadian federal or provincial pension legislation, which is maintained or contributed to by the Company or a Restricted Subsidiary operating in Canada in respect of any Person’s employment in Canada with the Company or such Restricted subsidiary, other than plans established by statute, and does not include the Canada Pension Plan maintained by the government of Canada or the Québec Pension Plan maintained by the Province of Québec.

“Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of the Company, a Canadian Borrower or a Restricted Subsidiary) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by a the Company or a Restricted Subsidiary of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.

“Canadian Prime Rate” means the greater of (a) the per annum floating rate of interest established from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as the prime rate it will use to determine rates of interest on Canadian Dollar loans to its customers in Canada and (b) the sum of (x) the CDOR Rate for an Interest Period of one month plus (y) 1.0%.

“Canadian Priority Payables” means, with respect to any Canadian Loan Party, any amount payable or accrued by such Canadian Loan Party which is secured by a Lien which ranks or is capable of ranking prior to or equally with the Liens created by the Canadian Collateral Documents, including, to the extent they so rank or are capable of so ranking, amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations including employee and employer pension plan contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls), overdue rents or Taxes, and other statutory or other claims that have or may have priority over, or rank equally with, such Liens created by the Canadian Collateral Documents.

“Canadian Revolving Borrowing” means a Borrowing of Canadian Revolving Loans.

“Canadian Revolving Credit Availability” means (a) the Canadian Borrower Sublimit minus the excess, if any, of (A) the aggregate Company Revolving Credit Exposures of all Lenders over (B) the Aggregate Commitment minus the Canadian Borrower Sublimit or (b) at any time during the Collateral Period, an amount equal to the lesser of (i) the amount set forth in clause (a) above and (ii) the difference of (x) the Borrowing Base minus (y) the aggregate Company Revolving Credit Exposures of all Lenders.

“Canadian Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Canadian Revolving Loans and its Canadian LC Exposure at such time.

“Canadian Revolving Loan” has the meaning assigned to such term in Section 2.01.

“Canadian Security Agreement” means that certain Pledge and Security Agreement (if any) (including any and all supplements thereto) in form and substance reasonably satisfactory to the Collateral Agent and between the Canadian Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties referred to therein, and any other pledge or security agreement entered into, after the date of this Agreement by any other Canadian Loan Party (as required by this Agreement or any other Loan Document) as the same may be amended, restated or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Borrower” means any Wholly-Owned Subsidiary that becomes a Canadian Subsidiary Borrower pursuant to Section 2.24 and that has not ceased to be a Canadian Subsidiary Borrower pursuant to such Section.

“Canadian Subsidiary Guarantor” means each Material Subsidiary that is a Subsidiary of Watsco Canada and is organized under the laws of Canada or any province or territory thereof and that is a party to the Subsidiary Guaranty; provided that (x) no such Material Subsidiary shall be a Canadian Subsidiary Guarantor to the extent that guaranteeing the Obligations would (i) result in a Deemed Dividend Problem (provided that this clause (i) shall only exclude a Material Subsidiary from being a Canadian Subsidiary Guarantor with respect to the Obligations of the Company) or (ii) conflict with applicable law, rule or regulation and (y) no Joint Venture (or any subsidiary thereof) shall be a Canadian Subsidiary Guarantor. The Canadian Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.18 hereto.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means, at any time:

(a) With respect to the Company,

(i) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than Albert Nahmad and each Related Affiliate (each an “Existing Control Group”) either (A) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or securities convertible into or exchangeable for such Voting Stock) representing fifty percent (50%) or more of the combined voting power of all Voting Stock of the Company (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Company (provided, that if an event described in this clause (i) shall occur solely by reason of the death of one or more members of the Existing Control Group, then a “Change of Control” shall not be deemed to have occurred so long as the Voting Stock of the decedent is owned of record by the estate or immediate family of such decedent or another member of the Existing Control Group); or

(ii) during any period of up to twenty-four (24) consecutive months, commencing on the Effective Date, individuals who at the beginning of such twenty-four (24)-month period were directors of the Company shall cease for any reason (other than the death, disability or retirement of a director or of an officer of the Company that is serving as a director at such time so long as another officer of the Company replaces such Person as a director) to constitute a majority of the board of directors of the Company, unless the replacement thereof (x) was recommended or approved by a majority of the then directors or (y) with respect to whom votes by Albert Nahmad and/or any of his Family Members and/or Related Affiliates were sufficient for such member’s election to the Board;

(b) with respect to any Material Subsidiary (other than a Joint Venture),

(i) the Company shall cease to own, directly or indirectly, at least 100% of the Voting Stock of each currently existing Material Subsidiary (other than a Joint Venture) or any other Subsidiary that is or becomes a Material Subsidiary (other than a Joint Venture) after the date hereof; or

(ii) any Person or two or more Persons acting in concert other than the Company shall have acquired by contract or otherwise, or shall have consummated a contract or arrangement that results in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of such Material Subsidiary;

(c) with respect to Watsco Canada, the Company shall cease to own, directly or indirectly, at least 100% of the Voting Stock of Watsco Canada; or

(d) with respect any Canadian Subsidiary Borrower, Watsco Canada shall cease to own, directly or indirectly, at least 100% of the Voting Stock of such Canadian Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property owned by a Loan Party covered by the relevant Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself and the Secured Parties, to secure any Obligations; provided that Collateral shall not include the Excluded Assets.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Equipment, Inventory or books and records which are Collateral or any landlord of any Loan Party for any real property where any such Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as Collateral Agent for the Secured Parties and any successor Collateral Agent appointed pursuant to the terms of the Intercreditor Agreement.

“Collateral Documents” means, collectively, the U.S. Collateral Documents and the Canadian Collateral Documents.

“Collateral Period” means the period after the Effective Date commencing on the Collateral Trigger Date and ending on the Collateral Release Date (if any).

“Collateral Release Date” means the date, if any, following a series of four consecutive fiscal quarters of the Company ending after the Collateral Trigger Date during which the Total Leverage Ratio is less than 2.50 to 1.00 for each such fiscal quarter, on which date no Default or Event of Default has occurred and is continuing and the Company provides notice to the Administrative Agent of the Company’s election to maintain a maximum Total Leverage Ratio of 3.50 to 1.00 for the remaining term of this Agreement.

“Collateral Trigger Date” means the date that is 30 days after the Higher Covenant Notice Date (or such later date as may be reasonably agreed by the Administrative Agent).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Company” means Watsco, Inc., a Florida corporation.

“Company Foreign Currency Sublimit” means $75,000,000.

“Company LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“Company LC Exposure” means, collectively, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Company Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The Company LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Company LC Exposure at such time.

“Company Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Company Revolving Borrowing” means a Borrowing of Company Revolving Loans.

“Company Revolving Credit Availability” means (a) an amount equal to the Aggregate Commitment minus the aggregate Canadian Revolving Credit Exposures of all Lenders or (b) at any time during a Collateral Period, an amount equal to the lesser of (i) the amount set forth in clause (a) above and (ii) the difference of (x) U.S. Borrowing Base minus (y) the Canadian Borrower Utilization.

“Company Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Company Revolving Loans and its Company LC Exposure and Swingline Exposure at such time.

“Company Revolving Loan” has the meaning assigned to such term in Section 2.01.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Computation Date” is defined in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for the Company and the Restricted Subsidiaries for any four-quarter period ending on the date of computation thereof, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, and (iii) depreciation and amortization (including non-cash, stock based compensation) minus (c) to the extent included in the determination of Consolidated Net Income, cash distributions to any Joint Venture partner, in each case, determined on a consolidated basis in accordance with GAAP; provided that, in any event and for all periods, non-cash gains or losses on foreign currency translation in connection with the re-measurement of balance sheet assets and liabilities shall be excluded from the calculation of Consolidated EBITDA; provided further that, for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (A) if at any time during such Reference Period (and after the Effective Date), the Company or any of the Restricted Subsidiaries shall have made an Acquisition or converted any Unrestricted Subsidiary into a Restricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition or conversion, as applicable, are factually supportable, and are expected to have a continuing impact, as determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to the Administrative Agent as if any such Acquisition or conversion, as applicable, occurred on the first day of such Reference Period and (B) if at any time during such Reference Period (and after the Effective Date), the Company or any of the Restricted Subsidiaries shall have made a disposition of any subsidiary or any division or business line or converted any Restricted Subsidiary to an Unrestricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated as if such disposition or conversion, as applicable, occurred on the first day of such Reference Period. Consolidated EBITDA of the Company and the Restricted Subsidiaries shall be calculated to exclude therefrom any Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and MJVs, but shall include (i) all Consolidated EBITDA directly attributable to any such MJV that is a Subsidiary Guarantor, (ii) all Consolidated EBITDA (less any distributions to the Joint Venture partner (other than the Company or its Subsidiaries) in respect of such MJV) directly attributable to any such MJV (x) that is not a Subsidiary Guarantor and (y) all of the assets of which are subject to a perfected security interest in favor of the Company or a Canadian Borrower, as the case may be, pursuant to security arrangements reasonably acceptable to the Administrative Agent (it being understood that the only method of perfection shall be (x) the filing of UCC financing statements with respect to assets of the Domestic Subsidiaries, (y) the filing of PPSA financing statements with respect to the assets of the Canadian Subsidiaries and (z) to the extent such equivalent exists, the equivalent with respect to the assets of any other Foreign Subsidiaries or, if no such equivalent exists, such other methods of perfection as are required to achieve substantially equivalent perfection) and (iii) only the amount of any cash dividends or distributions actually received in the relevant period by the Company from any such MJV or any such Unrestricted Subsidiary that is a Foreign Subsidiary (x) that is not a Subsidiary Guarantor and (y) all of the assets of which are not subject to a perfected security interest in favor of the Company or a Canadian Borrower, as the case may be, pursuant to security arrangements described in clause (ii) above.

“Consolidated Interest Expense” means, for the Company and the Restricted Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with GAAP, the sum of (a) total cash interest expense, including without limitation, the interest component of any payments in respect of Capital Lease Obligations during such period (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” means, for any four-quarter period ending on the date of computation thereof, the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein and without duplication) (a) any extraordinary gains or losses, (b) any gains attributable to write-ups of assets, (c) cash restructuring charges in an aggregate amount for any Reference Period (as defined in the definition of “Consolidated EBITDA”) not to exceed 5% of Consolidated EBITDA (as calculated without giving effect to such add-back of cash restructuring charges) for such Reference Period, (d) non-cash restructuring charges, (e) other non-recurring, non-cash charges, and (f) any Equity Interest of the Company or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Restricted Subsidiary.

“Consolidated Tangible Assets” means, on any date of computation, Consolidated Total Assets minus intangible assets of the Company and the Restricted Subsidiaries on such date.

“Consolidated Total Assets” means, for the Company and the Restricted Subsidiaries for any period ending on the date of computation thereof, determined on a consolidated basis in accordance with GAAP, the aggregate book value of the assets of the Company and the Restricted Subsidiaries for such period.

“Consolidated Total Debt” means, as of any date of determination, without duplication, all Indebtedness of the Company and the Restricted Subsidiaries (other than (i) as described in clause (k) under the definition of “Indebtedness” herein and (ii) reimbursement obligations in respect of undrawn letters of credit), determined on a consolidated basis in accordance with GAAP, including, but not limited to, all of the Obligations. For purposes of determining “Consolidated Total Debt”, the principal amount of any Synthetic Lease Obligation shall be deemed to be the amount that would be reflected on the balance sheet of the Company and the Restricted Subsidiaries if such Synthetic Lease Obligation were characterized as a capital lease rather than an operating lease.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agent” means each of Bank of America, N.A. and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, all or a portion of such Foreign Subsidiary’s undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit” provision, as defined in section 147.1(1) of the ITA.

“Documentation Agent” means U.S. Bank National Association in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holdco Subsidiary” means a Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests of (and/or receivables or other amounts due from) one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, so long as such Domestic Subsidiary (i) does not conduct any business or activities other than the ownership of such Equity Interests and/or receivables and (ii) does not incur, and is not otherwise liable for, any material Indebtedness (other than intercompany indebtedness permitted pursuant to Section 6.01(c)).

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Canadian Accounts” means, at any time, the Accounts of any Canadian Loan Party; provided that Eligible Canadian Accounts shall not include any Account:

(a) which is not subject to a first priority (other than Canadian Priority Payables) perfected security interest in favor of the Collateral Agent;

(b) with respect to which (i) the scheduled due date is more than 90 days after the original invoice date, (ii) is unpaid more than 60 days after the original due date, or (iii) which has been written off the books of such Canadian Loan Party or otherwise designated as uncollectible;

(c) which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder pursuant to clause (b) above;

(d) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Canadian Loan Party exceeds 10% of the aggregate amount of Eligible Canadian Accounts;

(e) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a progress billing or (iii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Canadian Loan Party or if such Account was invoiced more than once;

(h) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States of America (including Puerto Rico) or Canada or (ii) is not organized under applicable law of the United States of America, any state of the United States of America (including Puerto Rico), Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent;

(i) which is owed in any currency other than Dollars or Canadian Dollars;

(j) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America or Canada unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of the Collateral Agent, (ii) to the extent exceeding 10% of the aggregate amount of all Eligible Canadian Accounts, the government of the United States of

America, or any department, agency, public corporation, or instrumentality thereof or any State of the United States of America, unless the applicable Canadian Loan Party has complied, to the Collateral Agent’s satisfaction, with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or any applicable state law comparable thereto and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction or (iii) the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless (x) Collateral Agent, in its sole discretion, has agreed to the contrary in writing, (y) the Account is assignable by way of security or (z) the applicable Canadian Loan Party has complied with respect to such obligation with the Financial Administration Act (Canada) and any amendments thereto (and any similar provincial legislation) and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction, unless in each case of this clause (j) such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of the Collateral Agent;

(k) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any Canadian Loan Party;

(l) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Canadian Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(m) which is subject to any counterclaim, deduction, defense, setoff or dispute;

(n) which is owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity; or

(o) which the Collateral Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable to address the results of any audit performed by the Collateral Agent from time to time after the Effective Date.

In the event that an Account which was previously an Eligible Canadian Account ceases to be an Eligible Canadian Account hereunder, the Company shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Canadian Account, the face amount of an Account may, in the Collateral Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Canadian Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Canadian Loan Party to reduce the amount of such Account.

“Eligible Canadian Inventory” means, at any time, the Inventory of a Canadian Loan Party; provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority (other than Canadian Priority Payables) perfected Lien in favor of the Collateral Agent;

(b) which is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(c) with respect to which any covenant, representation or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(d) in which any Person other than the applicable Canadian Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which is not finished goods (other than first quality raw materials) or which constitutes work-in-process, raw materials (other than first quality raw materials), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(f) which is not located in Canada or is in transit with a common carrier from vendors and suppliers;

(g) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require;

(h) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(i) which is the subject of a consignment by the applicable Canadian Loan Party as consignor; or

(j) which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable to address the results of any audit or appraisal performed by the Collateral Agent from time to time after the Effective Date.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company or Watsco Canada shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate.

“Eligible U.S. Accounts” means, at any time, the Accounts of any U.S. Loan Party; provided that Eligible U.S. Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b) with respect to which (i) the scheduled due date is more than 90 days after the original invoice date, (ii) is unpaid more than 60 days after the original due date, or (iii) which has been written off the books of such U.S. Loan Party or otherwise designated as uncollectible;

(c) which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder pursuant to clause (b) above;

(d) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such U.S. Loan Party exceeds 10% of the aggregate amount of Eligible U.S. Accounts;

(e) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) represents a progress billing or (iii) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such U.S. Loan Party or if such Account was invoiced more than once;

(h) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the United States of America (including Puerto Rico) or Canada or (ii) is not organized under applicable law of the United States of America, any state of the United States of America (including Puerto Rico), Canada, or any province of Canada unless, in either case, such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of, has been assigned to and is directly drawable by the Collateral Agent;

(i) which is owed in any currency other than Dollars;

(j) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America or Canada unless such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of the Collateral Agent, (ii) to the extent exceeding 10% of the aggregate amount of all Eligible U.S. Accounts, the government of the United States of America, or any department, agency, public corporation, or instrumentality thereof or any State of the United States of America, unless the applicable Canadian Loan Party has complied, to the Collateral Agent’s satisfaction, with the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) or any applicable state law comparable thereto and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction or (iii) the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless (x) Collateral Agent, in its sole discretion, has agreed to the contrary in writing, (y) the Account is assignable by way of security or (z) the applicable Canadian Loan Party has complied with respect to such obligation with the Financial Administration Act (Canada) and any amendments thereto (and any similar provincial legislation) and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with to the Collateral Agent’s satisfaction, unless in each case of this clause (j) such Account is backed by a letter of credit acceptable to the Collateral Agent which is in the possession of the Collateral Agent;

(k) which is owed by any Affiliate, employee, officer, director, agent or stockholder of any U.S. Loan Party;

(l) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any U.S. Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(m) which is subject to any counterclaim, deduction, defense, setoff or dispute;

(n) which is owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity; or

(o) which the Collateral Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable to address the results of any audit performed by the Collateral Agent from time to time after the Effective Date.

In the event that an Account which was previously an Eligible U.S. Account ceases to be an Eligible U.S. Account hereunder, the Company shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible U.S. Account, the face amount of an Account may, in the Collateral Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable U.S. Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable U.S. Loan Party to reduce the amount of such Account.

“Eligible U.S. Inventory” means, at any time, the Inventory of a U.S. Loan Party; provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Collateral Agent;

(b) which is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(c) with respect to which any covenant, representation or warranty contained in this Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(d) in which any Person other than the applicable U.S. Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which is not finished goods (other than first quality raw materials) or which constitutes work-in-process, raw materials (other than first quality raw materials), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(f) which is not located in the United States of America (including Puerto Rico) or is in transit with a common carrier from vendors and suppliers;

(g) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Collateral Agent may require;

(h) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(i) which is the subject of a consignment by the applicable U.S. Loan Party as consignor; or

(j) which the Collateral Agent otherwise determines in its Permitted Discretion is unacceptable to address the results of any audit or appraisal performed by the Collateral Agent from time to time after the Effective Date.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Collateral Agent thereof on and at the time of submission to the Collateral Agent of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” and/or “EUR” means the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Assets” means (a) motor vehicles and other assets subject to certificates of title, (b) those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation (other than to the extent any such prohibition would be rendered ineffective pursuant to any of Sections 9-406 through 9-409 of the UCC or Section 40(4) of the PPSA); provided that such asset (i) will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and (ii) will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as such consequences will no longer result, (c) stock and assets of Joint Ventures (subject to the requirements set forth in Section 5.11), (d) assets owned by Foreign Subsidiaries to the extent a security interest in such assets would result in a Deemed Dividend Problem, (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary Guarantor) after giving effect to Sections 9-406 through 9-409 of the UCC or Section 40(4) of the PPSA, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or the PPSA notwithstanding such prohibition; provided that such lease, license, permit, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result, (f) real estate located in Florida with an aggregate book value of under $10,000,000 and (g) those assets as to which the Collateral Agent and the Company reasonably determine that the cost of obtaining or perfecting such a security interest outweighs the benefit to the Lenders of the security to be afforded thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreements” means (i) that certain Amended Credit Agreement, dated as of August 3, 2007, by and among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent and (ii) that certain Credit Agreement, dated as of July 1, 2009, by and among Carrier Enterprise, LLC, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, each as amended, modified, supplemented or restated prior to the Effective Date.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Family Member” shall mean, with respect to Albert Nahmad, any spouse, child (including any child by adoption and any child as to whom Albert Nahmad or his spouse has legal custody), and grandchild (including by adoption) and/or their respective spouses.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Company Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means (a) in the case of the Company, a Lender, with respect to the Company, that is not a U.S. Person, and (b) in the case of a Canadian Borrower, a Lender, with respect to such Canadian Borrower, that is resident or organized under the laws of a jurisdiction other than Canada or any province or territory thereof.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, foreign exchange agreements, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Hedging Obligations” means any and all obligations of the Company or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Hedging Agreement transaction.

“Higher Covenant Notice Date” means any date on or prior to the 15th day following the last day of the end of the fiscal quarter of the Company ending immediately after the end of the Special Dividend Election Period on which the Company provides written notice to the Administrative Agent of the Company’s election to maintain a maximum Total Leverage Ratio of 4.00 to 1.00 for the remaining term of this Agreement.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Restricted Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Hedging Agreements and Banking Services Agreements entered into with such Person by the Company or any Restricted Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Company to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (j) Off-Balance Sheet Liabilities and (k) obligations under any Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated April 2012 relating to the Company and the Transactions.

“Intercreditor Agreement” means an Intercreditor Agreement, if any, in form and substance reasonably satisfactory to the Administrative Agent and entered into by and among the Administrative Agent, the Collateral Agent and the Private Placement Debt Holders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.16(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan or BA Equivalent Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing or a BA Equivalent Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, if agreed by all Lenders, nine or twelve months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or a BA Equivalent Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” shall have the meaning set forth in Article 9 of the UCC or, with respect to inventory located in Canada, the meaning set forth in the PPSA.

“Investment” has the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and each other Lender designated by the Borrower as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act (Canada).

“Joint Venture” means any joint venture in which the Company has a direct or indirect ownership interest.

“JV Operating Agreement” means the Operating Agreement of Carrier Enterprise, LLC (Amended and Restated) dated July 1, 2009.

“JV Pledge Period” means any period after the Effective Date commencing on the occurrence of a JV Pledge Trigger Date and ending on the JV Pledge Release Date subsequent to such JV Pledge Trigger Date.

“JV Pledge Release Date” means any date after a JV Pledge Trigger Date on which no Default or Event of Default has occurred and is continuing and the Total Leverage Ratio is less than 1.00 to 1.00 for the most recently completed fiscal quarter of the Company as reported in the Compliance Certificate delivered for such quarter.

“JV Pledge Release Period” means any period during which a JV Pledge Period is not in effect.

“JV Pledge Requirements” has the meaning set forth in Section 5.11(c).

“JV Pledge Trigger Date” means any date after the Effective Date on which the Total Leverage Ratio is greater than 2.00 to 1.00 for the most recently completed fiscal quarter of the Company as reported in the Compliance Certificate delivered for such quarter.

“JV Pledged Equity” means the Equity Interests owned by any Borrower or any Restricted Subsidiary in any Joint Venture pledged to secure the Obligations pursuant to the terms of Section 5.11, other than those Equity Interests released in accordance with Section 5.11.

“LC Collateral Accounts” means, collectively, the Company LC Collateral Account and the Canadian Borrower LC Collateral Account.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, collectively, the Company LC Exposure and the Canadian LC Exposure. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letters of Credit” means each Company Letter of Credit and each Canadian Letter of Credit, including the Existing Letters of Credit.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in Pounds Sterling, on the day of) the commencement of such Interest Period.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the excess (if any) of (i) the aggregate amount of unrestricted and unencumbered cash maintained by the Company in the United States of America over (ii) $25,000,000; provided that Liquidity shall be equal to $0 if there are any Revolving Loans or Swingline Loans outstanding as of such date.

“Loan Documents” means this Agreement, each Canadian Borrowing Subsidiary Agreement, each Canadian Borrowing Subsidiary Termination, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications, the Intercreditor Agreement (if any), the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent, the Collateral Agent or any Lenders. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the U.S. Loan Parties and the Canadian Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, (ii) Toronto, Canada time in the case of a Loan, Borrowing or LC Disbursement in Canadian Dollars made to, or for the account of, a Canadian Borrower and (iii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency made to, or for the account of, the Company (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, financial condition, assets or liabilities of any Borrower or of the Company and the Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their material obligations under this Agreement or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Agreement” means any agreement filed pursuant to Item 601(b)(10) of Regulation S-K (17 C.F.R. 229, et seq.) with the Company’s most recent Annual Report on Form 10-K.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and other than intercompany Indebtedness among the Company and its Subsidiaries) or obligations in respect of one or more Hedging Agreements, to a single Person and such Person’s Affiliates of an aggregate principal amount exceeding $35,000,000. For purposes of determining “Material Indebtedness,” the “principal amount” of the obligations of the Company or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Subsidiaries (other than Unrestricted Subsidiaries) that are not Material Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Unrestricted Subsidiaries) as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means April 27, 2017.

“Maximum Total Leverage Ratio” means (i) 3.50 to 1.00 for each fiscal quarter ending prior to the Special Dividend Election Period, (ii) 4.00 to 1.00 for each of the four fiscal quarters ending during the Special Dividend Election Period and (iii) 3.50 to 1.00 for each fiscal quarter ending after the Special Dividend Election Period (provided that, for any such fiscal quarter ending during the Collateral Period, the Maximum Total Leverage Ratio shall be 4.00 to 1.00).

“MJV” means any Joint Venture at any date of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, directly or indirectly, by the Company or any Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all Hedging Obligations and all Banking Services Obligations owing to one or more Lenders or their respective Affiliates, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrowers and their respective Restricted Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PPSA” means the Personal Property Security Act (Ontario); provided, that if the attachment, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property laws in such other jurisdiction for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, governmental assessments, contributions to Canadian Pension Plans or similar governmental charges not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, customs bonds, performance bonds and other obligations of a like nature (including, without limitation, Liens in favor of the issuer of such bonds), in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company and the Restricted Subsidiaries taken as a whole;

(g) bank liens with respect to collection of deposits in the ordinary course of business;

(h) any interest or title of a lessor, sublessor, or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be;

(i) the filing of any UCC or PPSA financing statement or foreign equivalent solely as a precautionary measure or required in the case of a Canadian Province in connection with any lease transaction otherwise permitted hereunder in which the Company or any Subsidiary is the lessee;

(j) Liens on cash deposited into escrow accounts to secure indemnification obligations with respect to any asset sales permitted by Section 6.06(d);

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business; and

(l) Liens pursuant to any Loan Document;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except as specifically provided in clause (l).

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one-hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above;

(f) debt securities with a maturity of no greater than 365 days and rated at least “A-” by S&P or at least “A3” by Moody’s; and

(g) subject to the restriction set forth in Section 3.09, other debt or equity securities which are listed on a national securities exchange or freely traded in the over-the-counter market so long as the cost of such securities does not exceed at any time in the aggregate an amount equal to 5% of Consolidated Tangible Assets as of the Company’s most recent fiscal year end.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means any pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.11 in form and substance reasonably satisfactory to the Collateral Agent and in favor of the Collateral Agent for the benefit of the Secured Parties as amended, restated, supplemented or otherwise modified from time to time.

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary which is a Material Subsidiary.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Placement Debt” means Indebtedness for borrowed money issued by the Company in a private placement transaction; provided, that all of the following conditions shall be satisfied:

(a) the scheduled maturity date of such Indebtedness shall be no earlier than the date that is 91 days after the Maturity Date;

(b) the Weighted Average Life to Maturity of such Indebtedness shall, at all times, be greater than the sum of (i) the aggregate number of days remaining as of such date until (and including) the Maturity Date plus (ii) 91 days;

(c) (i) the instruments and agreements evidencing such Indebtedness, and any agreement under which such Indebtedness, and any agreement under which such Indebtedness is created, shall provide that the right to payment of the holders or owners of Private Placement Debt (including any trustee or agent action on behalf of such holders or owners, collectively “Private Placement Debt Holders”) shall either be subordinate to or rank pari passu in all respects with the rights of the Lenders and the Administrative Agent to payment and performance of the Obligations on terms reasonably acceptable to the Administrative Agent and (ii) to the extent the Private Placement Debt is intended to be secured at such time, the Private Placement Debt Holders shall have entered into the Intercreditor Agreement;

(d) both immediately prior to and immediately after giving effect to the issuance of such Indebtedness, there shall not have occurred and be continuing any Default or Event of Default;

(e) the Company shall furnish to the Administrative Agent, not later than the earliest date of delivery thereof to any actual or prospective Private Placement Debt Holder, copies of (i) all preliminary placement memoranda and final placement memoranda relating to such Indebtedness and (ii) drafts of all documents and agreements under which such Indebtedness is to be created or governed; and

(f) not later than ten (10) days prior to the issuance of such Indebtedness, the Company shall deliver to the Administrative Agent a certificate in the form of Exhibit G, executed by a Responsible Officer and containing calculations giving historical pro forma effect to the issuance of such Indebtedness as of and for the four consecutive fiscal quarter period ending at the end of most recent fiscal quarter of the Company preceding the date of such issuance (assuming for such purpose that the initial rate or rates of interest provided for therein (and giving effect to any increase in rates of interest therein provided) remained in effect for such four fiscal quarter period), which certificate shall demonstrate that the issuance of such Indebtedness does not cause, create or result in a Default or Event of Default on a historical pro forma basis.

“Private Placement Debt Holders” is defined in the definition of Private Placement Debt.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Affiliate” shall mean, with respect to Albert Nahmad, (a) a foundation or similar entity established by Albert Nahmad or any Family Member for the principal purpose of serving charitable goals which are controlled by Albert Nahmad and/or any one or more Family Members; (b) any trust and/or estate ,the beneficiaries of which principally include Albert Nahmad, Family Members and/or the Persons named in clause (a); and (c) any corporation, limited liability company or partnership, the stockholders, members, managers or general or limited partners of which include only Albert Nahmad, Family Members and/or the Persons named in clauses (a) or (b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of each applicable Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a senior vice president of the Company or a Canadian Borrower, as applicable, or such other representative of the Company or a Canadian Borrower, as applicable (or, with respect to any request for the issuance of a Letter of Credit for the account of a Restricted Subsidiary, such officer of the applicable Restricted Subsidiary), as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Company.

“Restricted Payment” has the meaning assigned to such term in Section 6.05.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Availability” means (a) an amount equal to the Aggregate Commitment or (b) at any time during a Collateral Period, an amount equal to the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the Company Revolving Credit Exposure and the Canadian Revolving Credit Exposure at such time.

“Revolving Loans” means each Company Revolving Loan and each Canadian Revolving Loan.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Holders of Obligations and the Private Placement Debt Holders (if any).

“Securities Act” means the United States Securities Act of 1933.

“Solvent” or “Solvency” mean, with respect to any Person as of a particular date, that on such date (a) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the properties and assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Dividend” means a one-time special dividend paid by the Company in an amount that is equal to or greater than $80,000,000 (excluding the amount of any regularly scheduled dividends previously paid by the Company).

“Special Dividend Election Period” means the period of four consecutive fiscal quarters of the Company commencing with the first fiscal quarter of the Company ending on or after the date of payment of the Special Dividend.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, joint venture, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, joint venture, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantors” means, collectively, the U.S. Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases that are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.16(a).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the BA Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (a) any MJV or any Wholly-Owned Subsidiary that is a Foreign Subsidiary (other than any Canadian Borrower or any other Canadian Subsidiary that is not an MJV) that has been designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 6.17 subsequent to the Effective Date (and not subsequently designated as a Restricted Subsidiary in accordance with such Section) and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Borrowing Base” means, at any time, the sum of (a) 70% of the Eligible U.S. Accounts at such time, plus (b) 50% of the Eligible U.S. Inventory, valued at the lower of cost or market value, determined on a basis consistent with the U.S. Loan Parties’ historical accounting practices, at such time.

“U.S. Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit H-1 or another form which is acceptable to the Collateral Agent in its Permitted Discretion.

“U.S. Collateral Documents” means the U.S. Security Agreement, all Mortgages in respect of real property located in the United States, the Pledge Agreements in respect of any Pledge Subsidiary that is not organized under the laws of Canada or any province or territory thereof, and all other agreements, instruments and documents executed by any U.S. Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations referred to therein, whether heretofore, now, or hereafter executed by any U.S. Loan Party and delivered to the Collateral Agent.

“U.S. Loan Parties” means, collectively, the Company and the U.S. Subsidiary Guarantors.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Pledge and Security Agreement (if any) (including any and all supplements thereto) in form and substance reasonably satisfactory to the Collateral Agent and between the U.S. Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any U.S. Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“U.S. Subsidiary Guarantor” means each Material Subsidiary of the Company that is not organized under the laws of Canada or any province or territory thereof and that is a party to the Subsidiary Guaranty; provided that (x) no such Material Subsidiary shall be a U.S. Subsidiary Guarantor (or shall cease to be a U.S. Subsidiary Guarantor) to the extent that guaranteeing the Obligations would (i) result in a Deemed Dividend Problem (provided that this clause (i) shall only exclude a Material Subsidiary from being a U.S. Subsidiary Guarantor with respect to the Obligations of the Company) or (ii) conflict with applicable law, rule or regulation and (y) no Joint Venture (or any subsidiary thereof) shall be a U.S. Subsidiary Guarantor. Notwithstanding the foregoing, no Domestic Foreign Holdco Subsidiary shall be a U.S. Subsidiary Guarantor. The U.S. Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.18 hereto.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote has been suspended by the happening of such a contingency.

“Watsco Canada” means Watsco Canada, Inc., a New Brunswick corporation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares and/or other nominal amount of shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries. Unless the context otherwise requires, “Wholly-Owned Subsidiary” means a Wholly-Owned Subsidiary of the Company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Company Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally; Québec Interpretation. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” or “tangible assets” shall include “corporeal property”, (iv) “intangible property” or “intangible assets” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the UCC or a PPSA shall include publication under the Civil Code of

Québec, (vii) all references to “perfection” of or a “perfected” lien or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (viii) any “right of offset”, “right of set-off” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary”, (xi) “construction liens” shall include “legal hypothecs”, (xii) “joint and several” shall include “solidary”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “prior claim”, (xvii) “survey” shall include “certificate of location and plan”, (xviii) “state” shall include “province”, (xix) “fee simple title” shall include “absolute ownership” and (xx) “accounts” shall include “claims”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

SECTION 1.04. Accounting Terms; GAAP; Treatment of Unrestricted Subsidiaries; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Except as otherwise agreed, all accounting and financial calculations and determinations shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of the Company or any Restricted Subsidiary, notwithstanding that such treatment is inconsistent with GAAP.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or

5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

SECTION 1.05. Status of Obligations. The Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans to the Company (“Company Revolving Loans”) in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Revolving Credit Availability at such time, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Company Revolving Credit Exposures exceeding the Company Revolving Credit Availability at such time or (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Company Revolving Loans and Company LC Exposure, in each case denominated in Foreign Currencies, exceeding the Company Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Company Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans to the Canadian Borrowers (“Canadian Revolving Loans”) in Canadian Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Revolving Credit Availability at such time or (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Canadian Revolving Credit Exposures exceeding the Canadian Revolving Credit Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrowers may borrow, prepay and reborrow Canadian Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, (i) each Company Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, provided that each ABR Loan shall only be made in Dollars and (ii) each Canadian Revolving Borrowing shall be comprised entirely of Canadian Base Rate Loans or BA Equivalent Loans as the applicable Canadian Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 (or, if such Borrowing is denominated in a Foreign Currency, 500,000 units of such currency) and not less than $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency 1,000,000 units of such currency). At the commencement of each Interest Period for any BA Equivalent Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn.$500,000 and not less than Cdn.$1,000,000. At the time that each ABR Revolving Borrowing or Canadian Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 or Cdn.$500,000, as the case may be, and not less than $1,000,000 or Cdn.$1,000,000, as the case may be; provided that, subject to the requirements of Section 2.01, an ABR Revolving Borrowing or Canadian Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment (in the case of any such Canadian Base Rate Borrowing, calculated at the Canadian Dollar Amount thereof) or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Revolving Borrowings and BA Equivalent Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of a Canadian Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars or a BA Equivalent Borrowing) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of a Canadian Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Company Revolving Borrowing or a Canadian Revolving Borrowing;

(iv) in the case of a Company Revolving Borrowing, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Canadian Revolving Borrowing, whether such Borrowing is to be an a Canadian Base Rate Borrowing or a BA Equivalent Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) in the case of a BA Equivalent Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(viii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then (i) in the case of a Company Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing and (ii) in the case of a Canadian Revolving Borrowing, the requested Borrowing shall be a Canadian Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing or BA Equivalent Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing or Canadian Revolving Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing or Canadian Revolving Borrowing,

(b) the Company LC Exposure or Canadian LC Exposure, as applicable, as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (w) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000, (x) the Dollar Amount of the total Revolving Credit Exposures exceeding the Revolving Credit Availability at such time, (y) the Dollar Amount of the total Company Revolving Credit Exposures exceeding the Company Revolving Credit Availability at such time or (z) the Dollar Amount of the total Canadian Revolving Credit Exposures exceeding the Canadian Revolving Credit Availability at such time; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) the Company may request the issuance of letters of credit denominated in Agreed Currencies (“Company Letters of Credit”) for its own account or for the account of any of the Restricted Subsidiaries (provided that the Company shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of any Restricted Subsidiary) and (ii) any Canadian Borrower may request the issuance of letters of credit denominated in Canadian Dollars (“Canadian Letters of Credit”) for its own account or for the account of any of its Canadian Subsidiaries that are Restricted Subsidiaries (provided that Watsco Canada shall be a co-applicant and co-obligor with respect to each Letter of Credit issued for the account of any Canadian Subsidiary Borrower or any other Canadian Subsidiary that is a Restricted Subsidiary) in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Restricted Subsidiary of such Borrower as provided in the first or second sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (each Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Restricted Subsidiary that shall be an account party in respect of any such Letter of Credit). The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. The Company hereby irrevocably assumes all obligations with respect to each Existing Letter of Credit and all related applications.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto (in the case of a Company Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the relevant Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Company Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Company Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Revolving Credit Availability at such time, (iii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Company Revolving Credit Exposures shall not exceed the Company Revolving Credit Availability at such time and (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Company Revolving Loans and Company LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Company Foreign Currency Sublimit. A Canadian Borrower Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Canadian Borrower Letter of Credit Watsco Canada shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $50,000,000 and (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Canadian Revolving Credit Exposures shall not exceed the Canadian Revolving Credit Availability at such time.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date. Any Letter of Credit with a one-year tenor may contain customary automatic renewal provisions agreed upon by the applicable Borrower and the relevant Issuing Bank that provide for the automatic renewal thereof for additional one-year periods so long as the final expiry date of such Letter of Credit occurs on or prior to the date that is five (5) Business Days prior to the Maturity Date, subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (x) in the case of any LC Disbursement in respect of a Company Letter of Credit, an amount in Dollars equal to the Dollar Amount equal to such LC Disbursement and (y) in the case of any LC Disbursement in respect of a Canadian Letter of Credit, an amount in Canadian Dollars equal to such LC Disbursement, in each case calculated as of the date such Issuing Bank made such LC Disbursement (or, in the case of any LC Disbursement in respect of a Company Letter of Credit if an Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC

Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (i) in the case of any LC Disbursement in respect of a Company Letter of Credit, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (x) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing or Swingline Loan in Dollars in an amount equal to such LC Disbursement or (y) to the extent such LC Disbursement was made in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and (ii) in the case of any LC Disbursement in respect of a Canadian Letter of Credit, if such LC Disbursement is not less than Cdn.$1,000,000, the applicable Canadian Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an Canadian Base Rate Borrowing in an amount equal to such LC Disbursement, and, in each case, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Swingline Loan, Eurocurrency Revolving Borrowing or Canadian Base Rate Loan, as applicable, on the date such reimbursement is required to be made. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, a Swingline Loan or Canadian Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement in respect of a Company Letter of Credit, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. If any Issuing Bank shall make any LC Disbursement in respect of a Canadian Letter of Credit, then, unless the applicable Canadian Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Canadian Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Base Rate Revolving Loans; provided that, if such Canadian Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, then (i) the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Company LC Cash Collateral Account”), an amount in cash in Dollars equal to 105% of the Dollar Amount of the Company LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the applicable Canadian Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Canadian Borrower LC Cash Collateral Account”), an amount in Canadian Dollars equal to 105% of the Canadian LC Exposure as of such date plus any accrued an unpaid interest thereon. Notwithstanding the foregoing, the obligation to deposit cash collateral as contemplated by the immediately preceding sentence shall become effective immediately (for greater certainty, with respect to both Borrowers), and the deposits referred to in the immediately preceding sentence shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each LC Collateral Account, and each Borrower hereby grants the Administrative Agent a security interest in its applicable LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company or the Canadian Borrowers, as the case may be, for the Company LC Exposure or the Canadian Borrower LC Exposure, as the case may be, at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Canadian Dollars or a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency and at such Applicable Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make Company Revolving Loans available to the Company by promptly crediting the amounts so received, in like funds, to (x) an account of the Company designated by the Company in the applicable Borrowing Request, in the case of Company Revolving Loans denominated in Dollars and (y) an account of the Company in the relevant jurisdiction and designated by the Company in the applicable Borrowing Request, in the case of Company Revolving Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank. The Administrative Agent will make Canadian Borrower Revolving Loans available to the Canadian Borrowers by promptly crediting the amounts so received, in like funds, to an account of the applicable Canadian Borrower designated by such Canadian Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (x) the Federal

Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans (in the case of a Company Revolving Borrowing) or Canadian Base Rate Loans (in the case of a Canadian Revolving Borrowing). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Subject to the provisions of this Section 2.08 and of Sections 2.13 and 2.14 hereof, (i) Company Revolving Loans may be made or maintained only as ABR Loans or Eurocurrency Loans, (ii) Swingline Loans may be made or maintained only as ABR Loans and (iii) Canadian Revolving Loans may be made or maintained only as Canadian Base Rate Loans or BA Equivalent Loans.

(b) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing or a BA Equivalent Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(c) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars (or Canadian Dollars in the case of Canadian Revolving Loans) or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower) in the case of a Borrowing by the Company denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or BA Equivalent Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii), (iv) and (v) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of a Company Revolving Borrowing, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) in the case of a Canadian Revolving Borrowing, whether the resulting Borrowing is to be a Canadian Base Rate Borrowing or a BA Equivalent Borrowing;

(v) if the resulting Borrowing is a Eurocurrency Borrowing or a BA Equivalent Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a BA Equivalent Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or BA Equivalent Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11 and (iii) in the case of a BA Equivalent Borrowing, such Borrowing shall be converted to a Canadian Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month and (iv) each BA Equivalent Borrowing shall be converted to a Canadian Base Rate Borrowing.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the total Revolving Credit Exposures would exceed the Revolving Credit Availability at such time.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan. The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline

Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing or a BA Equivalent Revolving Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Revolving Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a BA Equivalent Borrowing), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Base Rate Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type to such as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Revolving Credit Availability at such time or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Company Revolving Credit Exposures denominated in Foreign Currencies (the “Company Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Company Foreign Currency Sublimit or (C) the sum of the aggregate principal Dollar Amount of all of the outstanding Canadian Revolving Credit Exposures (the “Canadian Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Canadian Revolving Credit Availability at such time or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Revolving Credit Availability at such time or (B) the Company Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Company Foreign Currency Sublimit or (C) the Canadian Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Canadian Revolving Credit Availability at such time, the Borrowers shall in each case promptly repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Revolving Credit Availability at such time, (y) the Company Foreign Currency Exposure to be less than or equal to the Company Foreign Currency Sublimit and (z) the Canadian Currency Exposure to be less than or equal to the Canadian Revolving Credit Availability at such time, as applicable.

SECTION 2.12. Fees . (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate; provided that each Swingline Loan shall bear interest at either (at the election of the Company with respect to clauses (x) and (y)) (x) the Alternate Base Rate plus the Applicable Rate, (y) the Federal Funds Effective Rate plus the Applicable Rate or (z) such other rate, if any, as may be separately agreed upon by the Company and the Swingline Lender.

(b) The Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(c) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each BA Equivalent Borrowing shall bear interest at the BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(f) Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or BA Equivalent Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days and (iii) for Canadian Revolving Borrowings shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Base Rate, Adjusted LIBO Rate, LIBO Rate or BA Equivalent Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by a Canadian Borrower is to be calculated on the basis of a 360-, 365- or 366-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(i) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(j) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a BA Equivalent Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (i) in the case of a Eurocurrency Borrowing, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period or (ii) in the case of a BA Equivalent Borrowing, the BA Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, or the BA Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing or a BA Equivalent Borrowing, as applicable, shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (C) in the case of any BA Equivalent Borrowing, such Borrowing shall be made as a Canadian Base Rate Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective and (iv) if any Borrowing Request requests a BA Equivalent Revolving Borrowing, such Borrowing shall be made as a Canadian Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, such Issuing Bank or other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender, the applicable Issuing Bank or other Recipient under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender, such Issuing Bank or other Recipient then reasonably determines to be relevant).

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or the applicable Issuing Bank under agreements having provisions similar to this Section 2.15 after consideration of such factors as such Lender or such Issuing Bank then reasonably determines to be relevant).

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower(s) shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or BA Equivalent Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or BA Equivalent Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market or the Canadian bank market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable;

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Issuing Banks. For purposes of this Section 2.17, the term “Lender” includes the Issuing Banks.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Applicable Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the terms of the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Hedging Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan or BA Equivalent Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or BA Equivalent Loan, as applicable or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Base Rate Loans, as applicable, and, in any event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent. Each

Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the applicable Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $250,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, each Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, each Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis) with the covenants contained in Section 6.16 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of each Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, each Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of Company Revolving Loans and/or Canadian Revolving Loans, as applicable, of the Types and having related Interest Periods, if applicable, specified in a notice delivered by the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan or BA Equivalent Loan, shall be subject to indemnification by the applicable Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) may be incurred only by the Company, (b) shall rank pari passu in right of payment with the Revolving Loans, (c) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by each Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the relevant Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23. Several Obligations of the Canadian Borrowers. Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, no Canadian Borrower shall be obligated for any of the Obligations of the Company.

SECTION 2.24. Designation of Canadian Subsidiary Borrowers. The Company may at any time and from time to time designate any Canadian Subsidiary that is a Wholly-Owned Subsidiary as a Canadian Subsidiary Borrower by delivery to the Administrative Agent of a Canadian Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Canadian Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Canadian Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Canadian Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no Canadian Borrowing Subsidiary Termination will become effective as to any Canadian Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Canadian Borrowing Subsidiary Termination shall be effective to terminate the right of such Canadian Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Canadian Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

ARTICLE III

Representations and Warranties

Each of the Company and each Canadian Borrower represents and warrants (provided that each Canadian Borrower represents and warrants solely with respect to itself and its Restricted Subsidiaries) to the Lenders that:

SECTION 3.01. Existence; Power. The Company and each of the Restricted Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or other legally organized entity under the laws of the jurisdiction of its organization (to the extent such concept is applicable in the relevant jurisdiction), (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder or other equity owner, action. This Agreement has been duly executed and delivered by each Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of such Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on such Borrower or any of the Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by such Borrower or any of the Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of such Borrower or any of the Restricted Subsidiaries, except Liens (if any) created under the Loan Documents.

SECTION 3.04. Financial Statements. (a) The Company has furnished to each Lender the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal year then ended reported on by KPMG LLP, independent certified public accountants. The financial statements referenced in this Section 3.04(a) fairly present the consolidated financial condition of the Company and its Subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP consistently applied.

(b) [Intentionally omitted].

(c) Since December 31, 2011, there have been no changes with respect to the Company and the Restricted Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

SECTION 3.05. Litigation and Environmental Matters. (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Loan Agreement or any other Loan Document.

(b) Neither the Company nor any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) has become subject to any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (iii) has received notice of any claim with respect to any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (iv) knows of any basis for any Environmental Liability that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Compliance with Laws and Agreements. The Company and each Restricted Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in either case, where noncompliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Investment Company Act, Etc.. Neither the Company nor any of the Restricted Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

SECTION 3.08. Taxes. The Company and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

SECTION 3.09. Margin Regulations. The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) will be margin stock.

SECTION 3.10. ERISA; Canadian Pension Plans. No ERISA Event or Canadian Pension Plan Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Canadian Pension Plan Termination Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect (i) all Canadian Pension Plans and Canadian Benefit Plans are, and have been, established, registered, amended, funded, invested and administered in compliance with the terms thereof, all applicable laws and any applicable collective agreements, (ii) all employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws. No Loan Party currently or has ever, sponsored, administered, maintained, contributed to or participated in a Defined Benefit Plan (except, for purposes of making this representation and warranty at any time after the Effective Date, as permitted by Section 6.18).

SECTION 3.11. Ownership of Property.

(a) Each of the Company and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

(b) Each of the Company and the Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Company and the Restricted Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.12. Disclosure. The Company’s reports filed with the SEC and publicly available disclose to the Lenders all agreements, instruments, and corporate or other restrictions to which the Company or any of the Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No documents, reports (including without limitation all reports that the Company is required to file with the SEC), financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Company or any of the Restricted Subsidiaries, or, to the Company’s knowledge, threatened against or affecting the Company or any of the Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Company or any of the Restricted Subsidiaries, or to the Company’s knowledge, threatened against any of them before any Governmental Authority, in each case that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of the Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Company or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

SECTION 3.15. No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.16. Solvency. Each of the Loan Parties is Solvent and, in executing the Loan Documents and consummating the transactions contemplated thereby, none of the Loan Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Loan Parties is or will become indebted.

SECTION 3.17. Senior Debt. The Obligations constitute senior debt for purposes of all subordinated debt facilities, if any.

SECTION 3.18. Principal Places of Business and Subsidiaries. Schedule 3.18 sets forth the name of, the chief executive office of, the principal place of business of, the ownership interest of the Company in, the jurisdiction of organization of, and the type of, each Subsidiary and whether each such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and, if applicable, a U.S. Subsidiary Guarantor or a Canadian Subsidiary Guarantor, in each case as of the Effective Date, and the chief executive office and principal place of business of the Company as of the Effective Date.

SECTION 3.19. Insurance. The properties of the Company and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates.

SECTION 3.20. Security Interest in Collateral. During the Collateral Period and/or during the JV Pledge Period, as applicable, the provisions of this Agreement and the other Loan Documents create legal and valid perfected Liens on all the Collateral and/or the JV Pledged Equity, as applicable, in favor of the Collateral Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral and/or the JV Pledged Equity, as applicable, securing the Obligations described in the relevant Collateral Documents, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Liens described in clauses (b) through (f) of Section 6.02 and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral or JV Pledged Equity.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Proskauer Rose LLP, special U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1 and (ii) Stewart McKelvey Stirling Scales, special Canadian counsel to the Loan Parties, substantially in the form of Exhibit B-2, in each case covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby requests such counsels to deliver such opinions.

(c) The Lenders shall have received (i) satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available and (iii) a budget in respect of the Company’s 2012 fiscal year in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received such documents and certificates further described in the list of closing documents attached as Exhibit E.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received evidence satisfactory to it that the commitments under the Existing Credit Agreements shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.

(g) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.

(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder; provided that legal fees payable on the Effective Date shall be limited to one primary counsel and one local counsel in each applicable jurisdiction, in each case for the Administrative Agent.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Designation of Canadian Subsidiary Borrower. The designation of a Canadian Subsidiary Borrower pursuant to Section 2.24 is subject to the condition precedent that the Company or such proposed Canadian Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Canadian Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Canadian Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders; and

(d) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will deliver to the Administrative Agent:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audited report for such fiscal year for the Company and its Subsidiaries, containing a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and in the case of such consolidated financial statements, reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception, and without any qualification or exception as to scope of audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Company’s previous fiscal year, all certified by the chief financial officer or treasurer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, (i) a certificate of a Responsible Officer, (A) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Company has taken or proposes to take with respect thereto, (B) stating whether any change in GAAP or the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (C) listing each Subsidiary which has changed status from or to a Restricted Subsidiary, Unrestricted Subsidiary or Subsidiary Guarantor and identifying such Subsidiary as such as of the date of such certificate, and (ii) a certificate of a Responsible Officer in the form of Exhibit G (the “Compliance Certificate”) setting forth in reasonable detail calculations demonstrating compliance with Section 6.16;

(d) as soon as available and in any event within ninety (90) days after the end of each fiscal year of each MJV, a copy of the annual audited report for such fiscal year for such MJV, containing a combined or consolidated balance sheet of such MJV as of the end of such fiscal year and the related combined or consolidated statements of income, stockholders’ or partners’ equity and cash flows (together with all footnotes thereto) of such MJV for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception, and without any qualification or exception as to scope of audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of such MJV for such fiscal year on a combined or consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such combined or consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that the financial statements required under this clause (d) for each MJV shall be in a format substantially similar to the financial statements being provided by the Company to its applicable joint venture partner with respect to such MJV;

(e) as soon as available and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of each MJV, an unaudited combined or consolidated balance sheet of such MJV as of the end of such fiscal quarter and the related unaudited combined or consolidated statements of income and cash flows of such MJV for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of such MJV’s previous fiscal year, all certified by the chief financial officer or treasurer of such MJV as presenting fairly in all material respects the financial condition and results of operations of such MJV on a combined or consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the financial statements required under this clause (d) for each MJV shall be in a format substantially similar to the financial statements being provided by the Company to its applicable joint venture partner with respect to such MJV;

(f) during the Collateral Period: as soon as available but in any event within 30 days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent, as of the period then ended, a U.S. Borrowing Base Certificate and a Canadian Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the U.S. Borrowing Base and the Canadian Borrowing Base as the Administrative Agent may reasonably request;

(g) promptly following any request therefor, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or any Governmental Authority succeeding to any or all functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(h) promptly following any request therefor, such other information regarding the results of operations, business affairs, Eligible U.S. Accounts, Eligible U.S. Inventory, Eligible Canadian Accounts, Eligible Canadian Inventory and financial condition of the Company, any Canadian Borrower or any Restricted Subsidiary as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at www.watsco.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the

Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Company, affecting the Company or any Restricted Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Company or any of the Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses (i) through (iv), which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone or Canadian Pension Plan Termination Event, or together with any other ERISA Events and Canadian Pension Plan Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(e) any change in the fiscal year of the Company or any Restricted Subsidiary, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Company; and

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.03 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Acquisition permitted under Section 6.04.

SECTION 5.04. Compliance with Laws, Etc.. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Payment of Obligations. The Company will, and will cause each of the Restricted Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Books and Records. The Company will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Company in conformity with GAAP.

SECTION 5.07. Visitation, Inspection, Etc.. The Company will, and will cause each of the Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Company; provided that, so long as no Event of Default has occurred and is continuing, the Company shall not be required to reimburse the Administrative Agent or any Lender under this Section for visits, inspections or examinations by representatives of the Administrative Agent or such Lender more frequently than once every twelve month period.

SECTION 5.08. Maintenance of Properties, Insurance. The Company will, and will cause each of the Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, (i) insurance with respect to its properties and business, and the properties and business of the Restricted Subsidiaries, in amounts and against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, in each instance, reasonably acceptable to the Administrative Agent and (ii) during the Collateral Period, all insurance required pursuant to the Collateral Documents. During a Collateral Period, the Company shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Company or any of the Restricted Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto during the Collateral Period, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. During the Collateral Period, the Company will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09. Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of all Loans to refinance existing Indebtedness on the Effective Date, Acquisitions (including (i) the acquisition by Carrier Enterprise Canada, L.P. of the distribution assets of UTC Canada Corporation and (ii) the acquisition of the remaining Equity Interests of Carrier Enterprise, LLC to the extent such Equity Interests are not owned by the Company as of the Effective Date) and for other general corporate and working capital purposes of the Borrowers and their respective Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

SECTION 5.10. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Collateral Agent) after any Person becomes a Subsidiary or any Restricted Subsidiary qualifies independently as, or is designated by the Company or the Collateral Agent as, a Subsidiary Guarantor pursuant to the definition of “Material Subsidiary”, the Company shall provide the Collateral Agent with written notice thereof and shall cause each such Subsidiary which also qualifies as a Material Subsidiary to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty and, during the Collateral Period, deliver to the Collateral Agent the U.S. Security Agreement or the Canadian Security Agreement, as applicable (in each case, in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and the U.S. Security Agreement or the Canadian Security Agreement, as applicable, to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the applicable Agent and its counsel; provided that this clause (a) shall not apply to any Subsidiary to the extent such Subsidiary is excluded from the definition of “U.S. Subsidiary Guarantor” or “Canadian Subsidiary Guarantor”.

(b) Upon the occurrence of the Collateral Date, and at all other times during the Collateral Period, the Company will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. During the Collateral Period, and without limiting the generality of the foregoing, the Company (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Collateral Agent shall reasonably request, subject in any case to Liens permitted by clauses (b) through (f) of Section 6.02 and (ii) will, and will cause each Loan Party to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the such Loan Party (other than Excluded Assets) to the extent, and within such time period as is, reasonably required by the Collateral Agent.

(c) During the Collateral Period, and without limiting the foregoing, the Company will, and will cause each Loan Party to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time during the Collateral Period, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by a Loan Party after the Effective Date and during the Collateral Period (other than assets constituting Collateral under the U.S. Security Agreement or the Canadian Security Agreement, as applicable. that become subject to the Lien under the U.S. Security Agreement or the Canadian Security Agreement, as the case may be, upon acquisition thereof), the Company will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the Obligations in accordance with the terms and conditions of the Collateral Documents or such other pledge and security documents as the Collateral Agent shall reasonably request and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section, all at the expense of the Company.

(e) Upon the occurrence of the Collateral Release Date (if any), and so long as no Default or Event of Default is then continuing, any Liens granted to the Collateral Agent pursuant to the requirements of this Section 5.10 that remain in effect at such time shall be promptly released by the Collateral Agent upon receipt by the Collateral Agent of written notice from the Company (and the Collateral Agent agrees to execute and deliver any documents or instruments reasonably requested by the Company and in form and substance reasonably satisfactory to the Collateral Agent to evidence the release of all Collateral, all at the expense of the Company).

(f) Notwithstanding the foregoing or Section 5.11 below, Liens granted by the Canadian Borrowers and Affected Foreign Subsidiaries shall only secure the Obligations of the Canadian Loan Parties.

SECTION 5.11. JV Pledges.

(a) Upon the occurrence of a JV Pledge Trigger Date, and at all other times during a JV Pledge Period, the Company will cause 100% (or, if such pledge would give rise to an adverse tax consequence, such lower percentage of Equity Interests that would be the highest percentage that would not give rise to an adverse tax consequence) of the issued and outstanding Equity Interests owned by the Company or a Subsidiary that is not a Joint Venture in each Joint Venture to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Obligations in accordance with the terms and conditions of the Pledge Agreements, subject in any case to Liens permitted by clauses (b) through (f) of Section 6.02, such Pledge Agreements to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Collateral Agent and its counsel. Notwithstanding the foregoing, no such Pledge Agreement in respect of the Equity Interests of a Joint Venture shall be required hereunder to the extent (x) the Collateral Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable Pledge Agreements or (y) such pledge conflicts (or would create a right of termination under) the terms of it’s organizational, joint venture or other governing documents or conflicts with applicable law, rule or regulation.

(b) During a JV Pledge Period, and without limiting the foregoing, the Company will execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Collateral Agent may, from time to time during a JV Pledge Period, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Pledge Agreements, all at the expense of the Company.

(c) Upon the occurrence of a JV Pledge Release Date, (i) any Liens granted to the Collateral Agent pursuant to the foregoing requirements of the preceding clauses of this Section 5.11 (such clauses, collectively, the “JV Pledge Requirements”) which remain in effect at such time shall be promptly released by the Collateral Agent upon receipt by the Collateral Agent of written notice from the Company (and the Collateral Agent agrees to execute and deliver any documents or instruments reasonably requested by the Company and in form and substance reasonably satisfactory to the Collateral Agent to evidence the release of all JV Pledged Equity, all at the expense of the Company) and (ii) the JV Pledge Requirements shall be suspended and of no effect unless and until a subsequent JV Pledge Trigger Date occurs following the occurrence of such JV Pledge Release Date, at which time the JV Pledge Requirements shall again become fully effective and binding upon the Company in all respects, and the Company hereby acknowledges and agrees that it will re-grant the security interests in the JV Pledged Equity pursuant to comparable Pledge Agreements within 30 days of such JV Pledge Trigger Date (or such later date as may be agreed upon by the Collateral Agent), all in accordance with the JV Pledge Requirements.

SECTION 5.12. Environmental Laws.

(a) The Company shall, and shall cause each of the Restricted Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Upon written request of the Administrative Agent, the Company shall submit and cause each of the Restricted Subsidiaries to submit, to the Administrative Agent, at the Company’s sole cost and expense and at reasonable intervals, a report providing an update of the status any environmental, health or safety compliance obligation, remedial obligation or liability, that could, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.13. Appraisals. At any time during the Collateral Period that the Administrative Agent reasonably requests, the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and real property from an appraiser selected and engaged by the Administrative Agent using Permitted Discretion, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that each such appraisal shall be at the sole expense of the Loan Parties and, so long as no Event of Default has occurred and is then continuing, no more than one such appraisal shall be required in any 12 month period.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Company or any Canadian Borrower owing to any Subsidiary and of any Subsidiary owing to the Company or any Canadian Borrower or any other Subsidiary Guarantor;

(d) Private Placement Debt or other Indebtedness incurred after the date hereof in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided, however, that no Indebtedness may be incurred under this clause (d) if any negative covenants applicable to such Indebtedness are in conflict with or more restrictive than those contained herein;

(e) Indebtedness in respect of obligations under Hedging Agreements permitted by Section 6.10;

(f) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (i) the principal amount of Indebtedness permitted by this clause (f) shall not exceed $20,000,000 in the aggregate at any time outstanding and (ii) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement;

(g) unsecured Subordinated Indebtedness; provided that Indebtedness permitted pursuant to this clause (g) shall (i) be subject to the limitations set forth in Sections 6.14 and 6.15, (ii) mature, and shall not require any scheduled amortization or other schedule payments of principal, prior to the date that is 181 days after the Maturity Date and (iii) be subject to a subordination agreement acceptable to the Administrative Agent;

(h) Guarantees by the Company of local credit facilities entered into by Unrestricted Subsidiaries that are Foreign Subsidiaries; and

(i) other Indebtedness in an aggregate amount not to exceed $25,000,000.

SECTION 6.02. Negative Pledge. The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens, if any, created in favor of the Collateral Agent for the benefit of the Lenders and, to the extent the Intercreditor Agreement has been entered into, for the benefit of the Private Placement Debt Holders, in each case pursuant to the Loan Documents;

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Company or any such Restricted Subsidiary existing on the Effective Date set forth on Schedule 6.02; provided, that such Lien shall not apply to any other property or asset of the Company or any such Restricted Subsidiary;

(d) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Liens secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such Liens attach to such assets concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Liens do not extend to any other assets; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e) any Lien (i) existing on any asset of any Person at the time such Person becomes such a Restricted Subsidiary of the Company, (ii) existing on any asset of any Person at the time such Person is merged with or into the Company or any such Restricted Subsidiary of the Company or (iii) existing on any asset prior to the acquisition thereof by the Company or any such Restricted Subsidiary of the Company; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes such a Restricted Subsidiary or the date of such merger or the date of such acquisition;

(f) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section 6.02; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(g) Liens on the assets of Subsidiaries of the Company in favor of the Company or any Canadian Borrower, as the case may be, securing Indebtedness permitted under Section 6.01(c); and

(h) other Liens on the property or assets of the Company or such Restricted Subsidiary; provided, that (i) the principal amount of the Indebtedness secured by such Liens shall not exceed $25,000,000 in the aggregate at any time outstanding and (ii) no such Liens shall apply to any Accounts or Inventory of the Company and the Restricted Subsidiaries.

For purposes of this Section, the entry by the Company or any such Restricted Subsidiary into a true lease or true bailment arrangement which contains a provision purporting to grant a lien in the event that such arrangement is determined not to constitute a true lease or true bailment and the filing of a precautionary UCC or PPSA financing statement in connection therewith shall not constitute the creation, incurrence, assumption or sufferance of a Lien unless, under applicable law, such arrangement is determined not to constitute a true lease or true bailment arrangement and a security interest or other interest in or lien on property or assets of the Company or any such Restricted Subsidiary has in fact been granted or deemed to have been granted. For greater certainty, any reference herein or in any other Loan Document to any Lien permitted to exist in respect of the property or assets of any Canadian Loan Party is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Collateral Documents to any such Lien permitted hereby or thereby.

SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate into any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any such Restricted Subsidiary (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Company or any such Restricted Subsidiary may merge or amalgamate with a Person if the Company (or such Restricted Subsidiary if the Company is not a party to such merger) is the surviving Person (provided that in the case of an Acquisition permitted by Section 6.04 by a Subsidiary Guarantor, the acquired company may be the surviving Person so long as such acquired company becomes a Subsidiary Guarantor as required by Section 5.10(a)), (ii) any such Restricted Subsidiary may merge or amalgamate into another Restricted Subsidiary; provided, that (A) if any party to such merger or amalgamation is a Canadian Borrower or a Subsidiary Guarantor, such Canadian Borrower or such Subsidiary Guarantor (as applicable) shall be the surviving Person (and if the non-surviving Restricted Subsidiary was also a Subsidiary Guarantor, the Administrative Agent, upon such event and at the request and expense of the Company and/or the applicable Canadian Borrower or the surviving Subsidiary Guarantor, will execute such documents as shall be acceptable to the Administrative Agent and its counsel releasing the non-surviving Subsidiary Guarantor from its obligations under the Subsidiary Guaranty) or (B) if any party to such merger or amalgamation is not a Subsidiary Guarantor, the surviving Person shall execute and deliver to the Administrative Agent an agreement guaranteeing payment of the Obligations in form and substance satisfactory to the Administrative Agent and the Required Lenders to the extent required under Section 5.10(a), (iii) any such Restricted Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Company, a Canadian Borrower or to a Subsidiary Guarantor, and (iv) any such Restricted Subsidiary (other than a Canadian Borrower or a Subsidiary Guarantor) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided, that any such merger or amalgamation involving a Person that is not a Wholly-Owned Subsidiary that is a Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Company will not, and will not permit any of the Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Restricted Subsidiaries on the date hereof and businesses reasonably related thereto; provided that nothing in this clause (b) shall prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Section 6.03 or any Acquisition permitted under Section 6.04.

SECTION 6.04. Investments, Loans, Etc. The Company will not, and will not permit any of the Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary that is a Restricted Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 6.04 (including Investments in such Restricted Subsidiaries and in Unrestricted Subsidiaries);

(b) Permitted Investments;

(c) Guarantees constituting Indebtedness permitted by Section 6.01;

(d) Investments in Subsidiary Guarantors (and, to the extent such Investments constitute Indebtedness permitted under Section 6.01(c), in other Subsidiaries) and in repurchases of the capital stock of the Company to the extent otherwise permitted hereunder;

(e) Loans or advances to employees, officers or directors of the Company or any Subsidiary Guarantor in the ordinary course of business for travel, relocation and related expenses;

(f) Hedging Agreements permitted by Section 6.10;

(g) any Acquisition; provided, that: (i) the Person to be (or whose assets are to be) so purchased or acquired does not oppose such Acquisition, (ii) the line or lines of business of the Person to be (or whose assets are to be) so purchased or acquired are substantially the same as the Material Subsidiaries and their lines of business, (iii) prior to and immediately after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing, (iv) if the costs of such Acquisition exceed $75,000,000, the Company shall have furnished to the Administrative Agent pro forma historical financial statements as of the end of the most recently completed fiscal period of the Company (whether quarterly or year end) giving effect to such Acquisition and assuming that any Indebtedness incurred to effect such Acquisition shall be deemed to have been outstanding during the four full consecutive fiscal quarter period of the Company preceding such Acquisition and to have borne a rate of interest during such period equal to that rate in existence at the date of determination, together with a certificate of a Responsible Officer, in the form of Exhibit G, prepared on a historical pro forma basis giving effect to such Acquisition as of the most recent fiscal quarter of the Company then ended, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, and (v) the Person acquired shall be a Subsidiary, or be merged into or with the Company or one of its Subsidiaries, immediately upon consummation of the Acquisition (or if assets are being purchased or acquired, the acquirer shall be the Company or one of its Subsidiaries);

(h) Investments of any Person acquired in an Acquisition permitted under Section 6.04(g); and

(i) any other Investment (including an Acquisition permitted by Section 6.04(g)) so long as (i) both before and after giving effect to such Investment no Default shall have occurred or be continuing and (ii) after giving pro forma effect to such Investment, the Company’s Total Leverage Ratio is less than or equal to 3.00 to 1.00; provided that, if the Total Leverage Ratio at such time is greater than 3.00 to 1.00, the Company or any Restricted Subsidiary may make Investments funded solely from the proceeds of issuances of Equity Interests after the Effective Date so long as such Investments are funded from such proceeds within six (6) months from the date of such issuance.

SECTION 6.05. Restricted Payments. The Company will not, and will not permit the Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Company or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except:

(a) the Company and such Restricted Subsidiaries may make Restricted Payments, if (i) both before and after giving effect to such Restricted Payment no Default shall have occurred or be continuing and (ii) after giving pro forma effect to such Restricted Payment, the Company’s Total Leverage Ratio is less than or equal to 3.00 to 1.00;

(b) if after giving pro forma effect to a Restricted Payment, the Company’s Leverage Ratio is greater than to 3.00 to 1.00, the Company and such Restricted Subsidiaries may make the following Restricted Payments: (1) dividends payable by the Company solely in shares of any class of its common stock, (2) Restricted Payments made by any such Restricted Subsidiary to the Company or to another Restricted Subsidiary Loan Party, (3) dividends paid by any such Restricted Subsidiary to Company or to another such Restricted Subsidiary that is its direct parent and (4) cash dividends paid on, and cash redemptions of, the common stock of the Company provided, that (i) no Default or Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made, and (ii) the aggregate amount of all such Restricted Payments does not exceed the sum of (A) $100,000,000 during the term of this Agreement plus (B) fifty percent (50%) of Consolidated Net Income (if greater than $0) earned year to date as of the most recently ended fiscal quarter, and further, provided, if such Restricted Payments in any fiscal year are less than hereby permitted for such fiscal year, the excess permitted amount for such fiscal year may be carried forward to any succeeding fiscal period;

(c) each such Restricted Subsidiary may make Restricted Payments to the Company, the Subsidiary Guarantors and any other Person that owns an equity interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made; and

(d) the Company may, in its sole discretion, pay the Special Dividend so long as at the time of paying the Special Dividend the Company demonstrates to the reasonable satisfaction of the Administrative Agent that prior to, and immediately after giving effect (including effect on a pro forma basis) to, the payment of the Special Dividend (i) the aggregate amount of the Available Revolving Commitments of the Lenders at such time is equal to or greater than an amount equal to 15% of the Revolving Credit Availability at such time and, if the Company were to borrow an amount equal to 15% of the Aggregate Commitment at such time, the Total Leverage Ratio (giving pro forma effect to such theoretical borrowing) would be equal to or less than 4.00 to 1.00 and (ii) no Default shall have occurred or be continuing.

SECTION 6.06. Sale of Assets. The Company will not, and will not permit any of the Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any such Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s common stock to any Person other than the Company, a Canadian Borrower or a Subsidiary Guarantor (or to qualify directors if required by applicable law), except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for the principal business operations disposed of in the ordinary course of business;

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) the sale, without recourse, other than for misrepresentation, by any such Restricted Subsidiary of the Company of accounts receivable having a value, net of all allowances and discounts, not to exceed during any fiscal year of the Company an aggregate Dollar value of $25,000,000 for all such sales, which receivables shall be payable by Persons who are not United States citizens or organized and existing under the laws of the United States or a state or territory thereof; and

(d) the sale or other disposition of such other assets in an aggregate amount not to exceed an amount which is equal to 10% of Consolidated Total Assets (determined by reference to the Company’s financial statements most recently delivered pursuant to Sections 5.01(a) or 5.01(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to such Sections, the most recent financial statements referred to in Sections 3.04(a) or 3.04(b)) in any fiscal year of the Company (provided that no such sale or disposition may be made after the occurrence or during the continuance of any event or condition which would, or would with the giving of notice or the lapse of time or both, constitute an Event of Default).

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of the Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and Subsidiary Guarantors not involving any other Affiliates, and (c) any Restricted Payment permitted by Section 6.05.

SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Company or any other Restricted Subsidiary, to Guarantee Indebtedness of the Company or any other Restricted Subsidiary or to transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed (A) by law, (B) by the organizational documents of MJVs to the extent such restrictions only apply to actions by, the assets of, or Equity Interests in, MJVs, (C) by this Agreement or any other Loan Document, (D) by the documents governing the Private Placement Debt, (E) by documents listed on Schedule 6.08 hereto or (F) by any documents creating a Permitted Encumbrance, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Sale and Leaseback Transactions. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for the sale and leaseback of properties in an aggregate amount not to exceed $30,000,000 in any fiscal year of the Company.

SECTION 6.10. Hedging Agreements. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements which are non-speculative in purpose and nature and are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any such Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Company acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Company or any of such Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

SECTION 6.11. Amendment to Material Documents. The Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents (including but not limited to the JV Operating Agreement) in a manner that in the aggregate are materially adverse to the interests of the Lenders in their capacities as lenders, or (b) any Material Agreement in a manner that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 6.12. Accounting Changes. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required or, with the approval of the Required Lenders, as permitted, by GAAP.

(b) The Company will not, and will not permit any Restricted Subsidiary to, change the fiscal year of the Company or any Restricted Subsidiary, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Company.

SECTION 6.13. Use of Proceeds. The Company will not, and will not permit any Subsidiary to, use the proceeds of any credit extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.14. Prepayments. The Company will not, and will not permit any Restricted Subsidiary to make any prepayment, redemption, defeasance, purchase, acquisition or other payment in violation of any subordination terms of any Indebtedness which is subject to an intercreditor and/or subordination agreement, except in connection with payment of the Obligations in accordance with the Loan Documents.

SECTION 6.15. Amendments to Material Indebtedness Agreements. The Company will not, and will not permit any Restricted Subsidiary to enter into or suffer to exist any amendment or modification (a) to the amortization schedule or prepayment provisions (excluding the waiver of any prepayment premium or penalty) of any Subordinated Indebtedness created under the Material Indebtedness Agreements or (b) to any other terms or conditions contained in such Material Indebtedness Agreements if such modification (i) would conflict with or be more restrictive than the terms or provisions of this Agreement in any material respect, (ii) would provide for collateral security for such Indebtedness in excess of that provided under such agreements as of the Effective Date, (iii) would expand any negative pledge provision provided for therein, or (iv) would alter any provision of the events of default under those agreements.

SECTION 6.16. Financial Covenants.

(a) Maximum Total Leverage Ratio. The Company will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2012, of (i) (x) Consolidated Total Debt minus (y) Liquidity to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis, to be greater than the Maximum Total Leverage Ratio.

(b) Minimum Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2012, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

SECTION 6.17. Designation of Subsidiaries. The board of directors of the Company may, at any time from and after the Effective Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company shall be in compliance with the covenants set forth in Section 6.16 on a pro forma basis and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary. Notwithstanding the foregoing, no Canadian Borrower nor any of its subsidiaries shall be permitted to be an Unrestricted Subsidiary.

SECTION 6.18. Canadian Pension Plan Compliance. The Company will not, and will not permit any Restricted Subsidiary to, (a) sponsor, administer, maintain, contribute to, participate in or assume or incur any liability in respect of, any Defined Benefit Plan, or (b) acquire an interest in any Person if such Person sponsors, administers, maintains, contributes to, participates in or has any liability in respect of, any Defined Benefit Plan, except, with respect to clauses (a) and (b), Defined Benefit Plans that do not, in the aggregate, have a solvency deficit in excess of $5,000,000 at any time.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or

(d) any Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.01(a), (b), (c), (d), and (e), 5.02, 5.03 (with respect to any Borrower’s legal existence), 5.07, 5.09, 5.10, 5.11, 5.12, in Article VI or in Article X; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any Responsible Officer of the Company becomes aware of such failure, or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender;

(f) [intentionally omitted]; or

(g) the Company or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Company or any Restricted Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or other foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article VII, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Restricted Subsidiary or its debts, or any substantial part of its assets, under any federal, state, provincial or other foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Restricted Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) [intentionally omitted]; or

(k) an ERISA Event shall have occurred that when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l) any judgment or order for the payment of money where the amount not covered by insurance exceeds $35,000,000 individually or in the aggregate shall be rendered against the Company or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Company or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist; or

(o) the guaranty provision of the Subsidiary Guaranty shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Guarantor, or any Subsidiary Guarantor shall so state in writing, or any Subsidiary Guarantor shall seek to terminate the Subsidiary Guaranty; or

(p) any provision of any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(q) an event of default shall have occurred under any other Loan Document;

(r) at any time during the Collateral Period, any Collateral Document shall for any reason (other than by reason of the express release thereof pursuant to this Agreement) fail to create a valid and perfected first priority (subject to Liens permitted by clauses (b) through (f) of Section 6.02) security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document;

(s) at any time during a JV Pledge Period, any Pledge Agreement shall for any reason (other than by reason of the express release thereof pursuant to this Agreement and other than a Pledge Agreement during any JV Pledge Release Period) fail to create a valid and perfected first priority (subject to Liens permitted by clauses (b) through (f) of Section 6.02) security interest in any material portion of the JV Pledged Equity purported to be covered thereby, except as permitted by the terms of any Loan Document; or

(t) (x) a Canadian Pension Plan Termination Event shall have occurred that when taken together with other Canadian Pension Plan Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or (y) Canadian Loan Party or a subsidiary of a Canadian Loan Party shall fail to make a required contribution to or payment under any Canadian Pension Plan when due, which failure when taken together with other such failures that have occurred, could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent hereunder and under each other Loan Document, and each of the Lenders and each of the Issuing Banks authorizes each of the Agents to enter into the Intercreditor Agreement, on behalf of such Lender and such Issuing Bank (each Lender and each Issuing Bank hereby agreeing to be bound by the terms of the Intercreditor Agreement, as if it were a party thereto) and to take such actions on its behalf, including execution of the other Loan Documents, and on behalf of the Secured Parties and to exercise such powers as are delegated to the Agents by the terms hereof and the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or as otherwise set forth in the Intercreditor Agreement, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as either Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Company or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document (other than the Intercreditor Agreement) or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the JV Pledged Equity or the existence of the Collateral or the JV Pledged Equity or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Either Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Agents and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Documentation Agent, as applicable, as it makes with respect to the Agents in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of either Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Collateral Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender and the Administrative Agent authorizes the Collateral Agent to enter into each of the Collateral Documents and the Pledge Agreements to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document or any Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents and the Pledge Agreement. In the event that any Collateral or JV Pledged Equity is hereafter pledged by any Person as collateral security for the Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral or such JV Pledged Equity, as the case may be, in favor of the Collateral Agent on behalf of the Secured Parties. The Lenders and the Administrative Agent hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral or JV Pledged Equity (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Collateral Agent at any time, the Lenders and the Administrative Agent will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral or JV Pledged Equity pursuant hereto. Upon any sale or transfer of assets constituting Collateral or JV Pledged Equity which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders and the Administrative Agent to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral or JV Pledged Equity, as the case may be, that was sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral or the JV Pledged Equity, as the case may be.

The Company, on its behalf and on behalf of its Subsidiaries, and each Lender and the Administrative Agent, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by the Company or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of the Company or any Subsidiary under any bond, debenture or similar title of indebtedness issued by the Company or any Subsidiary in connection with this Agreement, and agree that the Collateral Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by the Company or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Collateral Agent may acquire and be the holder of any bond issued by the Company or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by the Company or any Subsidiary).

The Collateral Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Collateral Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Secured Parties in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Collateral Agent is not effective until its rights under the Parallel Debt are assigned to the successor Collateral Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Collateral Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document or Pledge Agreement which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender and the Administrative Agent, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Collateral Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document or Pledge Agreement, to accept as its agent in its name and on its behalf any pledge under such Collateral Document or such Pledge Agreement and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document or Pledge Agreement and to release any such Collateral Document or any such Pledge Agreement and any pledge created under any such Collateral Document or such Pledge Agreement in accordance with the provisions herein and/or the provisions in any such Collateral Document or such Pledge Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it at Watsco Inc., 2665 South Bayshore Drive, Suite 901, Coconut Grove, Florida 33133, Attention of Ana M. Menendez, Chief Financial Officer (Telecopy No. (305) 858-4492; Telephone No. (305) 714-4100);

(ii) if to the Administrative Agent or to the Collateral Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Yvonne E. Dixon (Telecopy No. (312) 385-7101) and (B) in the case of Borrowings denominated in Foreign Currencies (other than Canadian Dollars), to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 3475 Piedmont Road NE, 18th Floor, Atlanta, Georgia 30305, Attention of John Horst (Telecopy No. (404) 926-2579);

(iii) if to an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Cassandra Groves (Telecopy No. (312) 732-2729), or in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, Illinois 60603, Attention of Yvonne E. Dixon (Telecopy No. (312) 385-7101); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or by each Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release the Company from its obligations under Article X or release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case without the written consent of each Lender, (vii) except as provided in clause (d) of this Section or in any Collateral Document or in any Pledge Agreement, release all or substantially all of the Collateral (to the extent in effect) or the JV Pledged Equity (to the extent in effect), without the written consent of each Lender or (viii) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Revolving Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders and the Administrative Agent hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Liens granted to the Collateral Agent by the Loan Parties on any Collateral or any JV Pledge Equity (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral or such JV Pledged Equity in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) solely in the case of Collateral other than JV Pledged Equity, upon the occurrence of the Collateral Release Date (if any) in accordance with the terms and conditions of Section 5.10(e) or (vi) solely in the case of the JV Pledged Equity, upon the occurrence of a JV Pledge Release Date (if any) in accordance with the terms and conditions of Section 5.11(c). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral or the JV Pledged Equity, as applicable. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral so long as the Collateral Period is then in effect or part of the JV Pledged Equity so long as a JV Pledge Period is then in effect, as applicable.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Agents and their Affiliates, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender, including the fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and the Issuing Banks and one additional counsel for all of the Lenders and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Agents, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim initiated by the Company. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Canadian Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City. The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Canadian Borrower until all Loans, all Obligations, interest thereon and all other amounts payable by such Canadian Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and, in the case of any Canadian Subsidiary Borrower, such Canadian Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.24. Each Canadian Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Canadian Borrower at its address set forth in Section 9.01 or in the Canadian Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Canadian Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company). Each Canadian Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Canadian Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Canadian Borrower. To the extent any Canadian Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Canadian Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information

(i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrower, and the transactions contemplated hereby.

SECTION 9.14. Releases of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Material Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than Banking Services Obligations, Hedging Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral or JV Pledged Equity, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral or such JV Pledged Equity to the Collateral Agent or otherwise deal with such Collateral or such JV Pledged Equity in accordance with the Collateral Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. The Company further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any obligor of any of the Obligations (an “Obligor”), and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates to assert any claim or demand or to enforce any right or remedy against any Obligor under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of any Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Obligor or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Obligor or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by any Obligor or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Obligor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Obligor to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates to any balance of any deposit account or credit on the books of any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates in favor of any Obligor or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates upon the bankruptcy or reorganization of any Obligor or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates may have at law or in equity against any Obligor by virtue hereof, upon the failure of any Obligor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates, forthwith pay, or cause to be paid, to any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Applicable Payment

Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates, disadvantageous to any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Applicable Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify any Agent, any Issuing Bank, any Lender and their applicable Affiliates against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by any Obligor to any Agent, any Issuing Bank, any Lender or any of their applicable Affiliates.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WATSCO, INC.,
as the Company

By	/s/ Ana M. Menendez
Name:	Ana M. Menendez
Title:	Chief Financial Officer & Treasurer

WATSCO CANADA, INC., as a Canadian Borrower

By	/s/ Ana M. Menendez
Name:	Ana M. Menendez
Title:	Vice President & Treasurer

Signature Page to Credit Agreement

Watsco, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank, as Administrative Agent and as Collateral Agent

By	/s/ John A. Horst
Name:	John A. Horst
Title:	Credit Executive

Signature Page to Credit Agreement

Watsco, Inc.

BANK OF AMERICA, N.A., individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By	/s/ David Gutierrez
Name:	David Gutierrez
Title:	SVP

BANK OF AMERICA, N.A., (Canada branch)

By	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Signature Page to Credit Agreement

Watsco, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender, as an Issuing Bank and as a Co-Syndication Agent

By	/s/ Maria D. Arguello
Name:	Maria D. Arguello
Title:	Senior Vice President

Signature Page to Credit Agreement

Watsco, Inc.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as Documentation Agent

By	/s/ Kenneth R. Fieler
Name:	Kenneth R. Fieler
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, Canada Branch

By	/s/ Joseph Rauhala
Name:	Joseph Rauhala
Title:	Principal Officer

Signature Page to Credit Agreement

Watsco, Inc.

THE NORTHERN TRUST COMPANY, as a Lender

By	/s/ Fiyaz Khan
Name:	Fiyaz Khan
Title:	Second Vice President

Signature Page to Credit Agreement

Watsco, Inc.

BRANCH BANKING & TRUST COMPANY, as a Lender

By	/s/ Anthony D. Nigro
Name:	Anthony D. Nigro
Title:	Senior Vice President

Signature Page to Credit Agreement

Watsco, Inc.

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

By	/s/ J.B. Whitmore
Name:	J.B. Whitmore
Title:	Managing Director

BANK OF MONTREAL, TORONTO BRANCH, as Lender

By	/s/ Peter Chauvin
Name:	Peter Chauvin
Title:	Vice President

Signature Page to Credit Agreement

Watsco, Inc.

REGIONS BANK, as a Lender

By	/s/ Stephen Hanas
Name:	Stephen Hanas
Title:	Senior Vice President

Signature Page to Credit Agreement

Watsco, Inc.

SABADELL UNITED BANK, N.A., as a Lender

By	/s/ Jonathan D. Fisher
Name	: Jonathan D. Fisher
Title:	Executive Vice President

Signature Page to Credit Agreement

Watsco, Inc.

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$80,000,000
BANK OF AMERICA, N.A.	$80,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$80,000,000
U.S. BANK NATIONAL ASSOCIATION	$70,000,000
THE NORTHERN TRUST COMPANY	$55,000,000
BRANCH BANKING & TRUST COMPANY	$50,000,000
BANK OF MONTREAL, CHICAGO BRANCH	$35,000,000
REGIONS BANK	$25,000,000
SABADELL UNITED BANK, N.A.	$25,000,000

AGGREGATE COMMITMENT	$500,000,000

SCHEDULE 2.02

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB+C(B - D)+E × 0.01	per cent. per annum
100 - (A+C)

(b)	in relation to a Loan in any currency other than Pounds Sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(e)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by the Borrowers under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Issuer	Number	Inception Date	Expiration Date	Outstanding Issue Amount
Bank of America	[***]	06/09/09	07/31/12	$1,598,824.00
Bank of America	[***]	07/10/10	01/01/13	$537,751.00
Bank of America	[***]	01/19/12	04/15/13	$260,000.00
J.P. Morgan	[***]	03/29/12	07/31/12	$493,000.00
J.P. Morgan	[***]	10/27/11	04/30/12	$11,686.42
J.P. Morgan	[***]	10/27/11	04/30/12	$96,845.11
J.P. Morgan	[***]	11/10/11	06/30/12	$34,083.50
J.P. Morgan	[***]	11/07/11	07/29/12	$83,154.00
J.P. Morgan	[***]	11/03/11	07/29/12	$81,853.00
J.P. Morgan	[***]	11/18/11	06/30/12	$265,425.00
J.P. Morgan	[***]	01/18/12	06/30/12	$493,000.00
J.P. Morgan	[***]	10/06/11	06/30/12	$101,075.00
Wells Fargo	[***]	06/30/10	07/02/12	$868,997.00

Total Letters of Credit				$4,925,694.03

SCHEDULE 3.18

PRINCIPAL PLACES OF BUSINESS AND SUBSIDIARIES

Name of Entity, Principal Places of Business and Chief Executive Office	Jurisdiction of Organization and Ownership Interest of the Company	Subsidiary Type and Guarantor Status
Watsco, Inc.	Florida
2665 South Bayshore Drive, Suite 901
Coconut Grove, FL 33133

AC Doctor LLC	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%
Coconut Grove, FL 33133

Air Systems Distributors LLC	Delaware	Restricted Subsidiary
2151 W. Hillsboro Blvd., Suite 400	100%
Deerfield Beach, FL 33442

Atlantic Service & Supply LLC	Delaware	Restricted Subsidiary
6525 Baker Blvd.	100%
Fort Worth, TX 76118

Baker Distributing Company LLC	Delaware	Restricted Subsidiary
14610 Breakers Drive	100%	U.S. Subsidiary Guarantor
Jacksonville, FL 32258

Baker Realty LLC	Florida	Restricted Subsidiary
14610 Breakers Drive	100%
Jacksonville, FL 32258

Carrier Enterprise, LLC	Delaware	Restricted Subsidiary
4300 Golf Acres Drive	60%
Charlotte, NC 28208

Carrier Enterprise Canada, (G.P.), Inc.	New Brunswick	Restricted Subsidiary
Suite 4400, 100 King Street West	60%
Toronto , ON M5X 1B1

Carrier Enterprise Canada, L.P.	Ontario	Restricted Subsidiary
1515 Drew Road	60%
Mississauga, ON L5S 1Y8

Carrier Enterprise Leasing, Inc.	Delaware	Restricted Subsidiary
4300 Golf Acres Drive	60%
Charlotte, NC 28208

Carrier Enterprise Northeast, LLC	Delaware	Restricted Subsidiary
4300 Golf Acres Drive	60%
Charlotte, NC 28208

Carrier Enterprise México S. de R.L. de C.V.	Mexico City	Unrestricted Subsidiary
Ejercito Nacional #418, 9th Floor	60%
Mexico City, Mexico City 11570

Carrier Enterprise Servicios	Mexico City	Unrestricted Subsidiary
México S. de R.L. de C.V.
Ejercito Nacional #418, 9th Floor	60%
Mexico City, Mexico City 11570

Carrier InterAmerica Corporation	U.S. Virgin Islands	Restricted Subsidiary
10801 NW 103rd Street, Suite 1	60%
Miami, FL 33178

Carrier (Puerto Rico), Inc.	Delaware	Restricted Subsidiary
10801 NW 103rd Street, Suite 1	60%
Miami, FL 33178

CE NE International, LLC	Delaware	Restricted Subsidiary
4300 Golf Acres Drive	60%
Charlotte, NC 28208

Comfort Products Distributing LLC	Delaware	Restricted Subsidiary
2151 W. Hillsboro Blvd., Suite 400	100%
Deerfield Beach, FL 33442

Cool Holdings LLC	Delaware	Restricted Subsidiary
900 Market Street, Suite 200	100%
Wilmington, DE 19801

East Coast Metal Distributors LLC	Delaware	Restricted Subsidiary
1313 South Briggs Avenue	100%	U.S. Subsidiary Guarantor
Durham, NC 27703

Gemaire Caribe, Inc.	Puerto Rico	Restricted Subsidiary
2151 W. Hillsboro Blvd., Suite 400	100%
Deerfield Beach, FL 33442

Gemaire Distributors LLC	Delaware	Restricted Subsidiary
2151 W. Hillsboro Blvd., Suite 400	100%	U.S. Subsidiary Guarantor
Deerfield Beach, FL 33442

Heating & Cooling Supply LLC	California	Restricted Subsidiary
1669 Brandywine Ave, Suite A	100%
Chula Vista, CA 91911

Homans Associates LLC	Delaware	Restricted Subsidiary
250 Ballardvale Street	100%
Wilmington, MA 01887

NSI Supply, Inc.	Nevada	Restricted Subsidiary
4050 W Mesa Vista	100%
Las Vegas, NV 89118

The Florida Ad Company	Florida	Restricted Subsidiary
2151 W. Hillsboro Blvd., Suite 400	100%
Deerfield Beach, FL 33442

Three States Supply Company LLC	Tennessee	Restricted Subsidiary
666 E. H. Crump Blvd.	100%
Memphis, TN 38126

Tradewinds Distributing Company, LLC	Delaware	Restricted Subsidiary
14610 Breakers Drive	100%
Jacksonville, FL 32258

Tradewinds Flight Services LLC	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%
Coconut Grove, FL 33133

Watsco Canada, Inc.	New Brunswick	Restricted Subsidiary
Suite 4400, 100 King Street West	100%
Toronto , ON M5X 1B1

Watsco Holdings, Inc.	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%	U.S. Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco Holdings II, Inc.	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%	U.S. Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco Holdings III, LLC	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%	U.S. Subsidiary Guarantor
Coconut Grove, FL 33133

Watsco International, LLC	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%
Coconut Grove, FL 33133

Watsco Investments LLC	Delaware	Restricted Subsidiary
2665 South Bayshore Drive, Suite 901	100%
Coconut Grove, FL 33133

Watsco Canada Finance Corp.	New Brunswick	Restricted Subsidiary
Suite 4400, 100 King Street West	100%
Toronto , ON M5X 1B1

SCHEDULE 6.01

OUTSTANDING INDEBTEDNESS

CAPITAL LEASE OBLIGATIONS
The Company and subsidiaries in the ordinary course of business enter into various capital leases, equipment and vehicles notes, with principal amounts outstanding payable at varying maturities	$32,000.00

SCHEDULE 6.02

EXISTING LIENS

•

Purchase money liens and operating leases in favor of suppliers, lessors, landlords or lenders with respect to certain items of real property or equipment, including forklifts, office equipment, warehouse equipment, telephone systems, computer software and hardware equipment, machinery and vehicles including:

GELCO Corporation dba GE Capital Fleet Service

Toyota Motor Credit Corporation

Minolta Business Systems

NMHG Financial Services Inc

Hyster Credit Co

Citicapital Commercial Leasing Corporation

Greater Bay Bank N.A.

Wells Fargo Equipment Finance

IBM Credit LLC

CCA Financial, LLC

GreatAmerica Leasing Corporation

Citicorp Vendor Finance, Inc.

Yale Financial Services, Inc.

Fleet Capital Corporation

IDB Leasing, Inc.

Pacific Rim Capital, Inc.

Bankfinancial F.S.B.

•	Consignment arrangement with Nordyne Inc. relating to heating and cooling equipment (inventory) sold by certain subsidiaries of the Company.

•	Corporate Aircraft

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 6.04

EXISTING INVESTMENTS

Description	Location	Bank Acct Number	Number of shares
[***]	E*Trade	[***]	50,000

SCHEDULE 6.08

RESTRICTIVE AGREEEMNTS

•	Operating Agreement of Carrier Enterprise, LLC (Amended and Restated)

•	Operating Agreement of Carrier Enterprise Northeast, LLC

•	Amended and Restated Limited Partnership Agreement between Carrier Enterprise Canada (G.P.), Inc. and Watsco Canada, Inc. and UTC Canada Corporation (DRAFT, to be executed April 27, 2011)

•	Shareholders’ Agreement between Carrier Enterprise Canada (G.P.), Inc. and Watsco Canada, Inc. and Carlyle Scroll Holdings, Inc.

•	Aircraft lease dated December 6, 2011 between Wilmington Trust Company, as Lessor, and Watsco, Inc., as Lessee

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	Watsco, Inc., Watsco Canada, Inc. and certain Canadian Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of April 27, 2012 among Watsco, Inc., Watsco Canada, Inc., the Canadian Subsidiary Borrowers form time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable.

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

$	$	%

$	$	%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

WATSCO, INC.

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B-1

OPINION OF U.S. COUNSEL FOR THE LOAN PARTIES

[Attached]

April 27, 2012

JPMorgan Chase Bank, N.A., as Administrative Agent

270 Park Avenue

New York, New York 10017

The Lenders party to the Credit Agreement defined below

Ladies and Gentlemen:

We have acted as special New York counsel to Watsco, Inc., a Florida corporation (“Watsco”), Watsco Canada, Inc., a Canadian corporation (‘”Watsco Canada”), Watsco Holdings, Inc., a Delaware corporation (“Holdings”), Watsco Holdings II, Inc., a Delaware corporation (“Holdings II”), Watsco Holdings III, LLC, a Delaware limited liability company (“Holdings III”), East Coast Metal Distributors LLC, a Delaware limited liability company (“East Coast Metal”), Baker Distributing Company LLC, a Delaware limited liability company (“Baker”) and Gemaire Distributors LLC, a Delaware limited liability company (“Gemaire” and collectively with Watsco, Holdings, Holdings II, Holdings III, East Coast Metal and Baker, the “US Loan Parties” and, collectively, the US Loan Parties with Watsco Canada, the “Loan Parties” ), in connection with the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Watsco, Watsco Canada, the Canadian Subsidiary Borrowers from time to time party thereto, Lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent. Capitalized terms used but not defined herein have the meaning given them in the Credit Agreement. We give this opinion at the request of Watsco and Watsco Canada pursuant to Section 4.01(b) of the Credit Agreement.

In giving this opinion, we have examined:

(i)	the Credit Agreement;

(ii)	the Notes;

(iii)	the Subsidiary Guaranty, dated as of the date hereof, among the Loan Parties (other than Watsco and Watsco Canada) and the Administrative Agent (the “Subsidiary Guaranty” and, collectively with the Credit Agreement and the Notes, the “Loan Documents”);

(iv)	the Articles of Incorporation of Watsco, filed on July 14, 1956, together with all amendments thereto, as certified to us by the Secretary of State of the State of Florida as being true and correct as of April 25, 2012;

(v)	the By-laws of Watsco, as certified to us by an officer of Watsco as being true and correct as of the date hereof;

(vi)	a Certificate of active status relating to Watsco issued by the Florida Department of State, dated as of April 20, 2012;

(vii)	the Certificate of Incorporation of Holdings, filed on November 5, 1992, together with all amendments thereto, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 26, 2012;

(viii)	the By-laws of Holdings, as certified to us by an officer of Holdings as being true and correct as of the date hereof;

(ix)	a Certificate of Good Standing relating to Holdings issued by the Delaware Secretary of State, dated as of April 20, 2012

(x)	the Certificate of Incorporation of Holdings II, filed on June 23, 2009, together with all amendments thereto, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 24, 2012;

(xi)	the By-laws of Holdings II, as certified to us by an officer of Holdings II as being true and correct as of the date hereof;

(xii)	a Certificate of Good Standing relating to Holdings II issued by the Delaware Secretary of State, dated as of April 20, 2012;

(xiii)	the Certificate of Formation of Holdings III, filed on March 18, 2011, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 26, 2012;

(xiv)	the Operating Agreement of Holdings III, as certified to us by an officer of East Coast Metal as being true and correct as of the date hereof;

(xv)	a Certificate of Good Standing relating to Holdings III issued by the Delaware Secretary of State, dated as of April 20, 2012;

(xvi)	the Certificate of Formation of East Coast Metal, filed on January 3, 2005, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 24, 2012;

(xvii)	the Operating Agreement of East Coast Metal, as certified to us by an officer of East Coast Metal as being true and correct as of the date hereof;

(xviii)	a Certificate of Good Standing relating to East Coast Metal issued by the Delaware Secretary of State, dated as of April 20, 2012;

(xix)	the Certificate of Formation of Baker, filed on December 27, 2002, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 24, 2012;

2

(xx)	the Operating Agreement of Baker, as certified to us by an officer of Baker as being true and correct as of the date hereof;

(xxi)	a Certificate of Good Standing relating to Baker issued by the Delaware Secretary of State, dated as of April 20, 2012;

(xxii)	the Certificate of Formation of Gemaire, filed on December 20, 2002, as certified to us by the Secretary of State of the State of Delaware as being true and correct as of April 24, 2012;

(xxiii)	the Operating Agreement of Gemaire, as certified to us by an officer of Gemaire as being true and correct as of the date hereof; and

(xxiv)	a Certificate of Good Standing relating to Gemaire issued by the Delaware Secretary of State, dated as of April 20, 2012.

Our opinions expressed in paragraphs 1 through 3 as to the “active status” or good standing of the Loan Parties under the laws of the State of Florida or Delaware, as the case may be, are based solely upon the certificates of active status and good standing listed above without further investigation as to the criteria for “active status” or good standing or any related legal issues, and we have made no additional investigation after the respective dates of those items in rendering such opinions.

In giving this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons, the conformity to originals of all documents submitted to us as copies, the accuracy and completeness of certificates of public officials, and the authenticity of all documents we have examined. As to questions of fact (as opposed to legal conclusions) relevant to this opinion (including questions of fact related to the opinion provided in paragraph 9 below), with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party to the Loan Documents and have relied upon certificates of officers of each of the Loan Parties and oral and written statements of certain public officials. We also have assumed, with your permission and without any independent verification, compliance by each party (other than the Loan Parties) to any Loan Document with its respective agreements in such Loan Document.

For purposes of this opinion, we have assumed, with your permission and without any independent verifications, that (i) no Loan Party’s articles of incorporation, certificate of incorporation, certificate of formation, articles of organization or certificate of limited partnership will be further amended and that no such further amendment is pending or has been proposed, and (ii) there are no proceedings pending or contemplated for (A) the merger, consolidation, conversion, dissolution, liquidation or termination of any Loan Party or (B) any Loan Party’s transfer to or domestication in any other jurisdiction.

In addition, we have assumed, with your permission and without any independent verification, that, (i) each party to any Loan Document (other than the US Loan Parties) is duly

3

organized and existing under the laws of its jurisdiction; (ii) each party to any Loan Document (other than the US Loan Parties) has the requisite power and authority to execute, deliver and perform its obligations under such Loan Document; (iii) the execution, delivery and performance by each party to any Loan Document (other than the US Loan Parties) of such Loan Document has been duly authorized by all requisite action on the part of such party; (iv) each Loan Document has been duly executed and delivered by each party to each Loan Document (other than the US Loan Parties); (v) each Loan Document constitutes the legal, valid and binding obligation of each party to it (other than the Loan Parties) and is enforceable against each such party in accordance with its terms; (vi) no approval, authorization or other action by, or filing with, any governmental authority (other than those as to which we express our opinion in paragraphs 7 and 8 below) is required to authorize or is required in connection with the execution, delivery or performance by the Loan Parties of the Loan Documents or the transactions contemplated by the Loan Documents; (vii) the execution, delivery and performance of each of the Loan Parties’ obligations under the Loan Documents does not and will not violate, breach or constitute a default under, or require any consent under, (x) any statute, rule, law or regulation to which such Loan Party is subject (other than statutes, rules, laws and regulations as to which we express our opinion in paragraph 8 below), (y) any order, writ, injunction or decree not known to us of any court or governmental authority or any arbitral award (other than orders, writs, injunctions or decrees as to which we express our opinion in paragraph 8 below), or (z) any agreement or instrument to which any Loan Party or its properties are subject (other than agreements or instruments as to which we express our opinion in paragraph 8 below); and (viii) the proceeds of all credit extensions under the Credit Agreement will be used in accordance with any provisions regarding the use of proceeds under the Credit Agreement.

Whenever in this opinion letter any statement is made to our “knowledge” or any statement refers to matters “known to us,” it means the actual knowledge and conscious awareness, without any independent verification, of the attorneys in our firm who have been directly involved in acting as counsel to the Loan Parties in connection with the transactions provided for in the Loan Documents and the Related Agreements.

Based upon and subject to the foregoing and the limitations and qualifications set forth below, we are of the opinion that:

1. Watsco is a corporation organized under Florida law and its corporate status is active. Watsco has the corporate power and authority to enter into and to perform its obligations under each Loan Document to which it is a party.

2. Each of Holdings and Holdings II is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and to perform its obligations under each Loan Document to which it is a party.

3. Each of Holdings III, East Coast Metal, Baker and Germaire is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into and to perform its obligations under each Loan Document to which it is a party.

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4. The execution, delivery and performance by each US Loan Party of each Loan Document to which it is a party, have been duly authorized by all requisite corporate or limited liability company action, as the case may be, on the part of such US Loan Party.

5. Each Loan Document has been duly executed and delivered by each US Loan Party that is a party to it.

6. Each Loan Document constitutes a legally valid and binding agreement of each Loan Party that is a party to it, enforceable against each such Loan Party in accordance with its terms.

7. Except as have been obtained or made on or prior to the date hereof, no approval, authorization or other action by, or filing with, any United States federal or state of New York governmental authority, or filing under the Delaware General Corporate Law (“DGCL”) or the Delaware Limited Liability Company Act (“DLLCA”) or the Florida Business Corporation Act (“FBCA”) is in connection with the execution, delivery or performance of any Loan Document by any Loan Party.

8. The execution, delivery and performance by each Loan Party of, and the consummation by the Loan Parties of the transactions contemplated by, the Loan Documents does not (a) violate the articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, certificate of limited partnership, by-laws, agreement of limited partnership, or limited liability company agreement of any US Loan Party, (b) violate any court order, judgment or decree issued by a United States federal or state of New York or state of Florida governmental authority that is known to us to be applicable to and that names any Loan Party, (c) violate any United States federal or New York statute, rule, law or regulation or any provision of the DGCL or DLLCA or FBCA applicable to any Loan Party or (d) result in a breach of or constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness of, any agreement or instrument listed on Schedule I hereto or (e) result in the creation or imposition of any lien upon any property of the Loan Parties pursuant to any agreement or instrument listed on Schedule I hereto (except those liens permitted to be incurred under the Credit Agreement).

9. No Loan Party is an “investment company” or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following limitations and qualifications:

A. The enforceability of each Loan Document against any Loan Party may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights

5

generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing.

B. In addition, we express no opinion as to the enforceability of (i) self-help provisions, (ii) provisions that purport to establish evidentiary standards, (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws, (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (v) provisions that allow cumulative remedies, late charges or default interest, (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any Lender, the Administrative Agent or the Loan Parties under the Credit Agreement, (vii) provisions relating to choice of law or forum, (viii) any severability provision in any Loan Document, (ix) any provision of any Loan Document that purports to (a) appoint any person as the attorney-in-fact of any other person or (b) provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies, (x) the effect of any provision of any Loan Document imposing penalties or forfeitures or (xi) contractual provisions purporting to waive or vary the rules listed in Section 9-602 of the New York UCC. Our opinions with respect to any agreement of the Loan Parties to indemnify any person (including by way of contribution) are subject to the qualifications that any indemnity obligation may be limited by public policy considerations and may be subject to defenses available to sureties arising from actions of the indemnified party.

C. We express no opinion as to the creation, the perfection, the effect of perfection or non-perfection or the priority of any security interest.

D. We express no opinion as to the effect of any law relating to the tax, legal or regulatory status of Administrative Agent or any Lender or the involvement by any such Person in the transactions contemplated by the Credit Agreement.

E. We express no opinion as to provisions of the Credit Agreement that authorize any Lender, the Administrative Agent or any other Person to set off and apply any deposits at any time held, and any other indebtedness or other obligations at any time owing, by that Lender or Administrative Agent or such other Person to and for the account of any Loan Party.

F. The waiver of defenses contained in Article X of the Credit Agreement and similar provisions of other Loan Documents may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York (such as reflected in New York’s anti-champerty statute).

G. We express no opinion with respect to the effect of any provision of any Loan Document which is intended (i) to establish any standard other than a standard set

6

forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities, (ii) to affect jurisdiction or venue or waive any rights or notices or (iii) to establish or impose penalties or forfeitures, including without limitation for late payment, early termination, or clearance. We have also assumed that each of the Administrative Agent and each Lender will enforce the Credit Agreement in compliance with the provisions of the New York UCC and any other provision of applicable law.

H. We express no opinion with respect to the effect of any provision of any Loan Document which is intended to permit modification thereof only by means of an agreement signed in writing by the parties thereto. We express no opinion with respect to the effect of any provision of any Loan Document insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation.

I. We express no opinion with respect to the enforceability of any provision of any Loan Document to the extent that such provision (i) constitutes a waiver of illegality as a defense to performance of contract obligations, (ii) is determined by a court of competent jurisdiction to violate applicable public policy or (iii) is authorized or approved by any Loan Party in breach of applicable fiduciary duties of the officers or directors (or other managers) of such Loan Party.

J. The enforceability of the Loan Documents may be subject to statutory provisions and case law to the effect that a guarantor may be discharged if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to afford the guarantor the protections afforded a debtor under Article 9 of the Uniform Commercial Code or otherwise takes any action that prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action.

K. Insofar as our opinions require interpretation of any agreement set forth on Schedule I hereto we express no opinion with respect to any matters that would require us to perform a mathematical calculation or make a financial or accounting determination.

L. The opinion expressed herein is not intended to and should not be construed as a guaranty of any lien or interest contemplated or provided for in such documents, nor does the opinion expressed herein relate to or purport to cover perfection in money or bank accounts contained in the description of Collateral in the Loan Documents except to the extent constituting cash proceeds.

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M. Insofar as the opinion in paragraph 6 relates to the joint and several obligations of the Loan Parties under any Loan Document, we have with your permission assumed the adequacy of the consideration that supports the Loan Parties’ agreements and the solvency and adequacy of capital of each of the Loan Parties.

N. The above opinions are hereby specifically qualified by reference to and are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

O. We express no opinion with respect to any (i) municipal, political subdivision (whether created or enabled through legislative action at the federal, state, regional or local level), local and county ordinances, statutes, administrative decisions, laws, rules and regulations, and (ii) statutes, laws, rules and regulations relating to (a) pollution or protection of the environment, (b) zoning, land use, building or construction, (c) operation of any asset or property, (d) labor, employment, employee rights and benefits, or occupational safety and health, (e) utility regulation or regulation of matters pertaining to the acquisition, transportation, transmission, storage or use of energy sources used in connection therewith or generated thereby, (f) antitrust, (g) taxation and (h) securities laws, in each case with respect to each of the foregoing, (x) as interpreted, construed or enforced pursuant to any judicial, arbitral or other decision or pronouncement, (y) as enacted, promulgated or issued by, or otherwise existing in effect in, any jurisdiction, including, without limitation, any State of the United States of America and the United States of America and (z) including, without limitation, any and all authorizations, permits, consents, applications, licenses, approvals, filings, registrations, publications, exemptions and the like required by any of them.

This opinion is limited to (i) the federal law of the United States applicable to any Loan Party, (ii) in the case of our opinions in paragraphs 1, 4, 5, 7 and 8(a) and (c), the FBCA, but, in each case, solely with respect to Watsco, (iii) in the case of our opinions in paragraphs 2, 4, 5, 7 and 8(a) and (c), the DGCL, but, in each case, solely with respect to Holdings and Holdings II, (iv) in the case of our opinions in paragraphs 3, 4, 5, 7 and 8(a) and (c), the DGLLCA, but, in each case, solely with respect to East Coast Metal, Baker, Gemaire and Comfort Products, (v) in the case of our opinions in paragraphs 6, 8(b), (c), (d) and (e), the internal laws of the State of New York, and (vi) in the case of our opinions in paragraphs 7 and 8(b) and (c), the FBCA.

In addition, our opinions in paragraphs 7 and 8(b) and (c) above cover only laws that a New York lawyer or a Florida lawyer, as the case may be, exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties or the Loan Documents. We express no opinion as to the laws of any other jurisdiction.

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This opinion is addressed to you and is solely for your benefit in accordance with the terms of the Credit Agreement, and only in connection with the transactions contemplated by the Loan Documents. This opinion may not be relied upon by you for any other purpose or furnished to, circulated, quoted or relied upon by any other Person for any purpose without our prior written consent; provided, however, you may deliver copies of this opinion to: (i) governmental regulatory agencies having jurisdiction over you to the extent disclosure of this opinion is required by applicable law or pursuant to regulation over you and (ii) designated persons pursuant to order or legal process of any court or governmental agency or authority of competent jurisdiction or as may be required by law or necessary in connection with any litigation, arbitration or other dispute in connection with the Loans or the transactions contemplated by the Loan Documents. Notwithstanding the foregoing, we hereby consent to reliance hereon by any actual future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.04 of the Credit Agreement, on the condition and understanding that (i) this opinion speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion, or to take into account changes in law, facts or any other developments of which we may later become aware and (iii) any reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

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SCHEDULE 1

Related Agreements

1.	The Amended and Restated Shareholder Agreement, dated as of January 24, 2012, between Watsco, Inc. and Carrier Corporation.

2.	The Operating Agreement of Carrier Enterprise Northeast, LLC, dated as of April 30, 2011, by and among the members thereof.

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EXHIBIT B-2

OPINION OF CANADIAN COUNSEL FOR THE LOAN PARTIES

[Attached]

April 27, 2012

JPMorgan Chase Bank, N.A., as Agent

270 Park Avenue

New York, New York

USA 10017

- and -

the Lenders from time to time

party to the Credit Agreement

referred to below

Dear Sirs:

Re:	Watsco Canada, Inc.

We have acted as New Brunswick counsel to Watsco Canada, Inc. (the “Canadian Borrower”) in connection with the entering into of a Credit Agreement dated as of April 27, 2012 (the “Credit Agreement”), among, inter alias, Watsco, Inc., the Canadian Borrower, the Canadian subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (collectively in such capacities, the “Agent”).

For purposes of the opinions expressed below, we have examined an executed copy of the Credit Agreement.

We have considered such questions of law and such statutes and regulations as we have considered necessary as a basis for our opinions. We have also examined such statutes, public records, certificates of public officials and original copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed in this opinion letter, including:

(a)	the certificate and articles of incorporation and by-laws, including any amendments thereto, of the Canadian Borrower (the “Constating Documents”):

(b)	the minute book of the Canadian Borrower maintained at our offices (the “Minute Book”):

(c)	resolutions of the board of directors of the Canadian Borrower authorizing the entering into of the transactions contemplated by the Credit Agreement;

(d)	a certificate of status (the “Certificate of Status”) issued in respect of the Canadian Borrower under the Business Corporations Act (New Brunswick) (the “NBBCA”) dated April 26, 2012; and

(e)	a secretary’s certificate in respect of the Canadian Borrower dated April 27, 2012 as to certain factual matters (the “Officer’s Certificate”), a copy of which has been provided to you.

Assumptions and Reliance

For purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)	the genuineness of all signatures, the legal capacity at all relevant times of all natural persons signing any document, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic, complete original documents of all documents submitted to us as certified or notarial copies or as photocopies or facsimiles;

(b)	the accuracy, currency and completeness in all respects of the records, indices, registers, certificates and filing systems maintained at the public offices and registries where we have searched or enquired or caused searches or enquiries to be conducted and upon information and advice provided to us by appropriate government, regulatory or other like officials with respect to the matters referred to herein;

(c)	all facts addressed and statements as to factual matters made in the Officer’s Certificate are complete, true and accurate as of the date of this opinion letter; and

(d)	the Minute Book of the Canadian Borrower is complete and accurate and contains minutes of all meetings and resolutions of the directors and shareholders of the Canadian Borrower.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon the Certificate of Status.

Laws Addressed

This opinion is limited to the laws of the Province of New Brunswick and the federal laws of Canada applicable therein and we express no opinion with respect to the laws of any other jurisdiction.

Opinions

Based and relying on the foregoing, and subject to the qualifications and limitations herein, we are of the opinion that:

1.	The Canadian Borrower is a corporation duly incorporated and existing under the laws of the Province of New Brunswick.

2.	The Canadian Borrower has all necessary corporate power and capacity to execute, deliver and perform its obligations under the Credit Agreement.

3.	The execution and delivery by the Canadian Borrower of the Credit Agreement and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Canadian Borrower.

4.	The Canadian Borrower has duly executed and, as a matter of corporate law, delivered, the Credit Agreement.

5.	The execution and delivery by the Canadian Borrower of the Credit Agreement and the performance of its obligations thereunder, do not contravene or result in a breach of:

(a)	the Constating Documents; or

(b)	any law of the Province of New Brunswick or the federal laws of Canada applicable therein.

6.	In any proceeding in a court of competent jurisdiction in the Province of New Brunswick (a “New Brunswick Court”) for the enforcement of the Credit Agreement, a New Brunswick Court would apply the laws of the State of New York (“New York Law”), in accordance with the parties’ choice of New York Law in the Credit Agreement, to all issues which under the laws of the Province of New Brunswick and the federal laws applicable in the Province of New Brunswick (“New Brunswick Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties’ choice of New York Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under New Brunswick Law (“Public Policy”):

(b)	In any such proceeding, a New Brunswick Court:

(i)	will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply New Brunswick Law to matters which would be characterized as procedural under New Brunswick Law;

(iii)	will apply provisions of New Brunswick Law that have overriding effect;

(iv)	will not apply any New York Law if its application would be contrary to Public Policy;

(v)	will not apply any New York Law if such application would be characterized under New Brunswick Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	a New Brunswick Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

7.	The laws of New Brunswick permit an action to be brought before a New Brunswick Court to enforce a final and conclusive judgment in personam of a court of competent jurisdiction in the State of New York (a “New York Court”) for a sum certain, obtained against the Guarantor with respect to a claim arising out of the Credit Agreement (a “New York Judgment”) which is not impeachable as void or voidable under the internal laws of such jurisdiction, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforcement of creditors’ rights generally and provided that:

(a)	the New York Judgment was not obtained by fraud;

(b)	the proceedings in which the New York Judgment was obtained were not contrary to natural justice;

(c)	the New York Judgment was not in respect of a cause of action that for reasons of Public Policy or for some similar reason would not have been entertained by a New Brunswick Court;

(d)	action on the New York Judgment is brought in New Brunswick within the required limitation period of 15 years from the date of such judgment;

(e)	the New York Judgment is not for the payment of a penalty or a sum of money due under the revenue laws of the foreign jurisdiction;

(f)	the defendant in the original action was duly served with the process of the original court;

(g)	the New York Court rendering judgment had jurisdiction under the meaning of the Foreign Judgments Act (New Brunswick) in that

(i)	the defendant was, at the time the action commenced, ordinarily resident in the State of New York,

(ii)	or the defendant submitted to the jurisdiction of the New York Court by becoming a plaintiff in the action, by voluntarily appearing as a defendant in the action without protest, or by expressly or impliedly agreeing to submit thereto;

(h)	the enforcement of the foreign judgment would not be contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to therein;

(i)	a New Brunswick Court in New Brunswick is subject to the provisions of the Currency Act (Canada) which mandates that judgments be issued in Canadian Dollars; and

(j)	no new or admissible evidence relevant to the action is discovered prior to the rendering of judgment by a New Brunswick Court.

Reliance

The opinions expressed above are provided solely for the benefit of the each addressee hereof and each assignee of any such addressee in connection with the transactions contemplated by the Credit Agreement, and may not be used or relied upon in whole or in part by any other person or for any other purpose without our prior written consent. This opinion may not be quoted from or referred to in any other document without our prior written consent. Notwithstanding the forgoing, copies of this opinion may be furnished to, but not relied upon by, your accountants, counsel and potential assignees of the obligations under the Credit Agreement, and to bank auditors and examiners in connection with their audit and review activities.

Yours very truly,

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc., the Canadian Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Commitment and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Commitment increased by $[        ], thereby making the aggregate amount of its total Commitments equal to $[        ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[        ] with respect thereto].

2. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

WATSCO, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated             , 20     (this “Supplement”), to the Credit Agreement, dated as of April 27, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc., the Canadian Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Commitment with respect to Revolving Loans of $[            ]] [and] [a commitment with respect to Incremental Term Loans of $[        ]].

2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[            ]

4. The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5. Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

WATSCO, INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

WATSCO, INC.

WATSCO CANADA, INC.

CERTAIN CANADIAN SUBSIDIARY BORROWERS

CREDIT FACILITIES

April 27, 2012

LIST OF CLOSING DOCUMENTS4

A. LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Watsco, Inc., a Florida corporation (the “Company”), Watsco Canada, Inc. (the “Watsco Canada”), the Canadian Subsidiary Borrowers from time to time parties thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”) and as Collateral Agent, evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $500,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.18	—	Principal Places of Business and Subsidiaries
Schedule 6.01	—	Outstanding Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Restrictive Agreements

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Loan Parties’ U.S. Counsel
Exhibit B-2	—	Form of Opinion of Loan Parties’ Canadian Counsel
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

[4]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

Exhibit F-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G	—	Form of Covenant Compliance Certificate
Exhibit H-1	—	Form of U.S. Borrowing Base Certificate
Exhibit H-2	—	Form of Canadian Borrowing Base Certificate
Exhibit G-1	—	Form of Canadian Borrowing Subsidiary Agreement
Exhibit H-2	—	Form of Canadian Borrowing Subsidiary Termination

2.	Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.	Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent.

B. CORPORATE DOCUMENTS

4.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

5.	Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

C. OPINIONS

6.	Opinion of Proskauer Rose LLP, U.S. counsel for the Loan Parties.

7.	Opinion of Stewart McKelvey Stirling Scales, Canadian counsel for the Loan Parties.

D. CLOSING CERTIFICATES AND MISCELLANEOUS

8.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the initial Borrowers set forth in the Credit Agreement are true and correct and (ii) no Default or Event of Default has occurred and is then continuing.

9.	A Certificate of the chief financial officer of the Company in form and substance satisfactory to the Administrative Agent supporting the conclusions that, after giving effect to the Transactions, the Borrowers and their respective subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to incurring the indebtedness in connection with the Transactions.

10.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the commitments under the Existing Credit Agreements have been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid and any and all liens thereunder have been terminated.

11.	An affidavit by a Responsible Officer of each Loan Party organized in the State of Florida that the Loan Documents executed by such Loan Party have been executed and delivered outside of the State of Florida or evidence that all applicable stamp tax or other tax related to the Loan Documents are being paid.

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), the Canadian Subsidiary Borrowers from time to time party thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), the Canadian Subsidiary Borrowers from time to time party thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), the Canadian Subsidiary Borrowers from time to time party thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), the Canadian Subsidiary Borrowers from time to time party thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT G

FORM OF COVENANT COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 27, 2012 (the “Credit Agreement”), among Watsco, Inc. (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), the Canadian Subsidiary Borrowers from time to time party thereto (collectively with the Company and Watsco Canada, the “Borrowers”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the             of the Company, and that, as such, he/she is authorized to execute and deliver this certificate to the Administrative Agent on the behalf of the Company in such capacity, and that:

[Use following for fiscal year-end financial statements]

1. Attached hereto as Schedule 1, or posted to you in accordance with Section 5.01 of the Credit Agreement, are the year-end audited financial statements required by Section 5.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1, or posted to you in accordance with Section 5.01 of the Credit Agreement, are the unaudited financial statements required by Section 5.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and

[select one:]

(a) [To the best knowledge of the undersigned during such fiscal period, the Company (and, to the extent applicable, each Subsidiary) performed and observed each covenant and condition of the Loan Documents applicable to it and no Default or Event of Default exists as of the date of this certificate.]

[or]

[The following covenants or conditions have not been performed or observed by the Company (or, to the extent applicable, by a Subsidiary) under the Loan Documents and the following is a list of each such Default or Event of Default and its nature and status:]

[select one:]

(b) [no change in GAAP or the application thereof has occurred since the date of the Company’s audited financial statements last delivered to the Administrative Agent and each Lender pursuant to Section 5.01(a) of the Credit Agreement.]

[or]

[a change in GAAP or the application thereof has occurred since the date of the Company’s audited financial statements last delivered to the Administrative Agent and the effect of such change on the financial statements attached hereto as Schedule 1 is as follows:]

4. The financial covenant calculations set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this certificate and demonstrate compliance with Article VI of the Credit Agreement on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of             , 20    .

WATSCO, INC.

By:
Name:
Title:

SCHEDULE 1

FISCAL [YEAR END] [QUARTER END] FINANCIAL STATEMENTS

SCHEDULE 2

FINANCIAL COVENANT CALCULATIONS

Financial Statement Date:             ,

[To be provided by the Company]

EXHIBIT H-1

FORM OF U.S. BORROWING BASE CERTIFICATE

[TO BE PROVIDED BY JPMORGAN]

EXHIBIT H-2

FORM OF CANADIAN BORROWING BASE CERTIFICATE

[TO BE PROVIDED BY JPMORGAN]

EXHIBIT G-1

[FORM OF]

CANADIAN BORROWING SUBSIDIARY AGREEMENT

CANADIAN BORROWING SUBSIDIARY AGREEMENT dated as of [                    ], among Watsco, Inc., a Florida corporation (the “Company”), Watsco Canada, Inc. (“Watsco Canada”), [Name of Canadian Subsidiary Borrower], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Watsco Canada, the Canadian Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Canadian Subsidiary Borrowers (collectively with the Company and Watsco Canada, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Canadian Subsidiary Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement. [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Canadian Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                            ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. [INSERT PROVISIONS REGARDING NO CONFLICT WITH CANADIAN LAWS AS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS] The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Canadian Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

WATSCO, INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-2

[FORM OF]

CANADIAN BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below|

10 South Dearborn Street

Chicago, Illinois 60603

[Date]

Ladies and Gentlemen:

The undersigned, Watsco, Inc. (the “Company”), refers to the Credit Agreement dated as of April 27, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Watsco Canada, Inc., the Canadian Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [            ] (the “Terminated Borrowing Subsidiary”) as a Canadian Subsidiary Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

WATSCO, INC.

By:
Name:
Title:

Copy to: JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017